UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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BANCORPSOUTH, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

March 20, 2015

TO THE SHAREHOLDERS OF

  BANCORPSOUTH, INC.:

On Wednesday, April 22, 2015, at 9:00 a.m. (Central Time), the annual meeting of shareholders of BancorpSouth, Inc. will be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. You are cordially invited to attend and participate in the meeting.

Please read our enclosed Annual Report to Shareholders and the attached Proxy Statement. They contain important information about BancorpSouth and the matters to be addressed at the annual meeting.

Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in one of the following ways:

•	Use the Internet at the website shown on your proxy card;

•	Use the telephone number shown on your proxy card; or

•	Complete, sign, date and return your proxy card in the postage-paid envelope provided.

Instructions regarding each method of voting are contained in the attached Proxy Statement and on the enclosed proxy card. If you attend the annual meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.

I look forward to seeing you at this year’s annual meeting.

Sincerely,

JAMES D. ROLLINS III

Chairman of the Board and

Chief Executive Officer

Enclosures:

1. Proxy Card and Business Reply Envelope

2. Annual Report to Shareholders

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY

COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 22, 2015

TO THE SHAREHOLDERS OF

  BANCORPSOUTH, INC.:

The annual meeting of shareholders of BancorpSouth, Inc. will be held on Wednesday, April 22, 2015, at 9:00 a.m. (Central Time) at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 for the following purposes:

(1)	To elect six directors; and

(2)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 6, 2015 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

JAMES D. ROLLINS III

Chairman of the Board and

Chief Executive Officer

March 20, 2015

IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

i

ii

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors, to be voted at our annual meeting of shareholders to be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 on April 22, 2015, at 9:00 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying Annual Report to Shareholders and proxy card are first being sent to shareholders on or about March 20, 2015.

If a proxy is properly given by a shareholder of record and not revoked, it will be voted in accordance with the instructions provided, if any, and if no instructions are provided, it will be voted:

•	“FOR” the election as directors of the nominees listed in this Proxy Statement; and

•	In accordance with the recommendations of our Board of Directors on any other proposal that may properly come before the annual meeting.

Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. If a shareholder votes by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. A shareholder who votes by proxy using any method before the annual meeting has the right to revoke the proxy at any time before it is exercised by submitting a written request to us or by voting another proxy at a later date. The grant of a proxy will not affect the right of any shareholder to attend the meeting and vote in person. For a general description of how votes will be counted, please refer to the section below entitled “GENERAL INFORMATION – Counting of Votes.”

Pursuant to the Mississippi Business Corporation Act and our governing documents, a proxy to vote submitted by Internet or telephone has the same validity as one submitted by mail. To submit a proxy to vote by Internet, access the website www.envisionreports.com/bxs, enter the 15-digit control number found on the enclosed proxy card and follow the instructions on the website. To submit a proxy to vote by telephone, call toll free 1-800-652-8683, enter the 15-digit control number on the enclosed proxy card and follow the instructions. A proxy to vote by Internet or telephone may be submitted at any time until 2:00 a.m. (Central Time) on April 22, 2015 and either method should only require a few minutes to complete. To submit a proxy to vote by mail, complete, sign, date and return the enclosed proxy card in the enclosed business reply envelope.

If shares are held in “street name” through a broker, bank or other holder of record, the beneficial holder will receive instructions from the registered holder that must be followed in order for the shares to be voted on behalf of the beneficial holder. Each method of voting listed above is offered to shareholders who own their shares through a broker, bank or other holder of record. If a beneficial holder provides specific voting instructions, the shares will be voted as instructed and as the proxy holders may determine within their discretion with respect to any other matters that may properly come before the annual meeting.

The close of business on March 6, 2015 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. As of such date, we had 500,000,000 authorized shares of common stock, $2.50 par value per share, of which 96,529,773 shares were outstanding, and 500,000,000 authorized shares of preferred stock, $0.01 par value per share, of which no shares were outstanding. Each share of our common stock is entitled to one vote. The common stock is our only outstanding class of voting stock. Holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Restated Articles of Incorporation, as amended, provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Directors are elected by a plurality of the votes cast by the holders of shares of our common stock represented at a meeting at which a quorum is present. The holders of our common stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast only one vote per share for each nominee.

Our Amended and Restated Bylaws, as amended, provide that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from than votes “for” his or her election must promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee will consider any such resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will act on any such recommendation of the Nominating and Corporate Governance Committee within 90 days following certification of the shareholder vote.

Unless a proxy specifies otherwise, the persons named in the proxy shall vote the shares covered by the proxy for the nominees listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

Nominees

The Board of Directors has nominated the six individuals named below in the sections entitled “– Class I Nominees – Term Expiring in 2018” and “Class III Nominees – Term Expiring in 2016” to serve until the annual meeting of shareholders in 2018 or 2016 respectively, or until their earlier retirement in accordance with our retirement policy for directors or otherwise. Assuming the election of the six director nominees at the annual meeting of shareholders, the Board of Directors will consist of 12 members with three Class I directors, two Class II directors and seven Class III directors.

Our retirement policy for directors provides that a director may not stand for re-election to the Board of Directors after reaching his or her 70th birthday, unless the Board of Directors determines that we would significantly benefit from such director serving another term because of his or her advice, expertise and influence. Each of Hassell H. Franklin, W. G. Holliman, Jr. and Robert C. Nolan, whose current terms expire this year, has already reached his 70th birthday. The Board of Directors has determined that we would significantly benefit from the services of each of Messrs. Franklin, Holliman and Nolan and approved each of their nominations for election at the annual meeting of shareholders for an additional one-year term.

At the end of a director’s term, the Board may, in its discretion, re-nominate that director for another term. If, after a director’s 70th birthday, the Board of Directors does not nominate the director for another term or the director is not re-elected by our shareholders, such director would then serve as a Director Emeritus for a one-year term and be eligible for re-election as a Director Emeritus by the Board annually. A Director Emeritus does not have the authority of a director and does not meet with the Board, but is given this title in honor of past service.

Each nominee has consented to be a candidate and to serve as a director if elected.

The biographies below show the name, age, principal occupation and directorships with other public companies held by each of the nominees designated by the Board of Directors for election as a director. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills that led to the Nominating and Corporate Governance Committee’s conclusion that each nominee should serve as one of our directors.

Class I Nominees – Term Expiring in 2018

James E. Campbell III, age 65, is the Chief Executive Officer of H+M Company, Inc., a company that provides engineering and construction-related services with aggregate annual sales of $500 million and employs over 600 individuals. Mr. Campbell’s experience in retail distribution and institutional and heavy industrial projects in all areas of the United States provides him with insight into the areas of asset quality, particularly real estate development and construction risk, trust and brokerage, insurance and personnel. Mr. Campbell has been a member of our Board of Directors since 2008.

Mr. Campbell brings executive decision-making and risk assessment skills to the Board as a result of his experience in the construction industry. His experience in real estate development and construction is especially important in light of the composition of our loan portfolio.

Keith J. Jackson, age 50, is the President of Positive Atmosphere Reaches Kids, a non-profit organization founded by Mr. Jackson in 1993 that is headquartered in Little Rock, Arkansas and works with at-risk youth to provide positive reinforcement for success. In addition, Mr. Jackson is currently an announcer for International Sports Properties for Arkansas Razorback football. He has served on our Board of Directors since 2012 and on the Board of Directors of BancorpSouth Bank since 2007.

Mr. Jackson brings valuable leadership and civic involvement to the Board. Having served on the board of BancorpSouth Bank since 2007, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Deborah M. Cannon, age 63, is the President and Chief Executive Officer of Houston Zoo, Inc. and has served in this role since February 2005. From 1974 to July 2004, Ms. Cannon served in a number of different positions with Bank of America, including as Executive Vice President and President of the Houston Region. In addition, Ms. Cannon has served on the boards of several non-profit community organizations, including Memorial Hermann Health System, the United Way of the Texas Gulf Coast and Greater Houston Partnership. Ms. Cannon was identified for potential Board membership through procedures adopted by the Nominating and Corporate Governance Committee of the Board, which committee reviewed Ms. Cannon’s qualifications and recommended her nomination to the full Board.

Ms. Cannon will bring to the Board valuable banking knowledge from her years of service in the financial services industry. She also will bring valuable leadership and civic involvement to the Board.

Class III Nominees – Term Expiring in 2016

Hassell H. Franklin, age 79, is the Chief Executive Officer and founder of Franklin Corporation, one of the largest privately owned furniture manufacturers in the United States. He is Past Chairman of the American Furniture Manufacturers Association and serves as a director of North Mississippi Health Services, Inc. Mr. Franklin has served on our Board of Directors since 1974.

Mr. Franklin brings extensive leadership and strategic planning experience to the Board through his role as the Chief Executive Officer and founder of a large manufacturing company. His institutional knowledge and long tenure on the Board make him a valuable member of the Board.

W. G. Holliman, Jr., age 77, is the Managing Member of Five Star, LLC, a family investment management company. Mr. Holliman serves as a director of North Mississippi Health Services, Inc. Mr. Holliman is also a minority owner in a commercial construction business. He has served on our Board of Directors since 1994. Mr. Holliman qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

The Board of Directors believes that Mr. Holliman brings entrepreneurial and business-building skills and experience to the Board, having previously served as Chief Executive Officer for a New York Stock Exchange listed company. His institutional knowledge and longstanding Board service have been valuable to the Board.

Robert C. Nolan, age 73, is Chairman of the Board of Deltic Timber Corporation (NYSE: DEL), a publicly held timber production company. Mr. Nolan is also Managing Member of Munoco Company L.C., a family-owned oil and gas exploration and production company. Mr. Nolan has served on our Board of Directors since our merger with First United Bancshares, Inc. in 2000, and had served on the Board of Directors of First United Bancshares since 1982.

Mr. Nolan brings to the Board valuable knowledge and strategic planning experience from his service as the Chairman of the Board of a New York Stock Exchange listed company. He also possesses banking knowledge through his service as a director of a predecessor banking organization.

Continuing Directors

Each person named below will continue to serve as a director until the annual meeting of shareholders in the year indicated for the expiration of his or her term. Shareholders are not voting this year on the election of the Class II or Class III directors listed below. The biographies below show the name, age, principal occupation and directorships with other public companies held by each continuing director. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills for each of the continuing directors that led to the selection of each of these individuals for our Board of Directors.

Class III Directors – Term Expiring in 2016

Gus J. Blass III, age 63, is the General Partner of Capital Properties, LLC, an investment management company with which he has been associated for over 30 years. Mr. Blass is a director of Heatwurx, Inc. (OTC BB: HUWX) and serves on its audit committee. He also serves as a director of a number of non-public companies, including Bear State Financial Holdings, LLC and U.S. Bentonite, Inc. In addition, he serves on the board of a number of non-profit organizations, such as the St. Vincent Development Foundation and Positive Atmosphere Reaches Kids. Mr. Blass has served on our Board of Directors since 2012 and on the Board of Directors of BancorpSouth Bank, our wholly-owned subsidiary, since 2004.

Mr. Blass brings business knowledge and experience in real estate development to the Board. Having served on the board of BancorpSouth Bank since 2004, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Larry G. Kirk, age 68, served as the Chairman of the Board and Chief Executive Officer from 1996 to 2005 of Hancock Fabrics, Inc., a publicly held fabric retailer and wholesaler, and as the President and Chief Financial Officer of Hancock Fabrics from 1989 to 1996. In addition, Mr. Kirk has served as the Chairman of several non-profit community organizations, such as Community Development Foundation and CREATE, Inc. He also serves as a director of Health Link, Inc. and Acclaim, Inc. Mr. Kirk has served on our Board of Directors since 2002 and currently serves as Chairman of the Audit Committee, a position he has held since 2003. Mr. Kirk qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

Mr. Kirk brings financial expertise and public accounting knowledge to the Board. He also possesses practical business experience as the former Chief Financial Officer and then Chief Executive Officer of a public company.

Guy W. Mitchell III, age 71, is an attorney with the law firm Mitchell, McNutt & Sams, P.A. Mr. Mitchell has been active in the practice of law since 1972. He has continually served on the Board of Directors of his law firm since 1976. During the course of his career, Mr. Mitchell has advised numerous corporate clients concerning the risks involved in the operation of their businesses, industries, partnerships and associations. He has served on the Board of Directors of North Mississippi Health Services, Inc., North Mississippi Medical Center, Inc., Community Development Foundation and CREATE, Inc., where his duties were in the areas of analyzing financial results of operations, setting budgets, reviewing and approving compensation plans, and risk assessment. Mr. Mitchell has represented the City of Tupelo, Mississippi as general counsel for over 30 years. Mr. Mitchell has served on our Board of Directors since 2003.

Mr. Mitchell brings to the Board an extensive background in law, executive decision making and risk assessment skills resulting from his experience as an attorney and as a board member of numerous companies and charitable organizations.

James D. Rollins III, age 56, has served as Chairman of the Board since April 2014 and Chief Executive Officer since November 2012. Prior to that, he served as President and Chief Operating Officer of Prosperity Bancshares, Inc., headquartered in Houston, Texas, and director of Prosperity Bancshares from 2006 to 2012. Mr. Rollins served as Senior Vice President of Prosperity Bancshares from 2001 until 2006, and became President of Prosperity Bank in 2005. He served as Executive Vice President of Prosperity Bank from 2002 to 2004 and President of the Matagorda Banking Centers of Prosperity Bank from 1994 to 2002. From 1983 to 1994, Mr. Rollins worked for First State Bank and Trust Company in Port Lavaca and Bay City, Texas. Mr. Rollins currently serves on the Board of Directors of North Mississippi Health Services, Inc. Mr. Rollins has served on our Board of Directors since November 2012.

Mr. Rollins brings to the Board valuable banking knowledge from his years of service in the financial services industry, particularly his experience on the senior management team and as a director of a public bank holding company.

Class II Directors – Term Expiring in 2017

Warren A. Hood, Jr., age 63, serves as the Chairman of the Board and Chief Executive Officer of Hood Companies, Inc., which has three separate divisions with 60 manufacturing and distribution sites throughout the United States, Canada and Mexico. Hood Companies’ products include lumber, plywood, insulated sheathing, roof insulation, commercial and residential asphalt roofing products and industrial and consumer packaging. These products are currently marketed in North America, the Caribbean and Western Europe.

Mr. Hood has served on our Board of Directors since 2011 and has served as a director of BancorpSouth Bank since 2007. Mr. Hood has been a director of Southern Company (NYSE: SO) since 2007 and is a member of its audit committee. Mr. Hood has served and continues to serve on numerous community and philanthropic boards. He is a former director of First American Corporation and also its subsidiary, First American National Bank. Mr. Hood served as a director of Mississippi Power Company from 2004 to 2007 and as a director of Deposit Guaranty Corporation from 1990 until its merger into First American Corporation in 1998. Mr. Hood qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

The Board of Directors believes that Mr. Hood brings to the Board a wealth of governance and strategic planning experience, as well as skills navigating financial statements and financial disclosure issues, gained through his service on the board and the audit committee of another New York Stock Exchange listed company. He also possesses significant and important institutional knowledge and an understanding of financial services industry issues through his service as a director of BancorpSouth Bank.

Alan W. Perry, age 67, is an attorney with the law firm Bradley Arant Boult Cummings, LLP. Prior to February 2015, Mr. Perry was a member of the law firm Forman Perry Watkins Krutz & Tardy LLP for 28 years. Mr. Perry is a member of the Board of Trustees of Mississippi Institutions of Higher Learning and a Trustee of The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation, charitable foundations with the primary purpose of supporting colleges and universities in Mississippi. He is a former member of the Standing Committee on Rules of Practice and Procedure of the Judicial Conference of the United States and served as Law Clerk to Judge Charles Clark, United States Court of Appeals, Fifth Circuit. Mr. Perry has served on our Board of Directors since 1994.

The Board of Directors believes that Mr. Perry brings a wealth of legal, governance and risk management skills to the Board, gained both as a board member and as an attorney representing corporate boards.

Each of the nominees and continuing directors has had the principal occupation indicated for more than five years unless otherwise indicated.

Required Vote

Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast by the holders of shares of common stock represented at the annual meeting.

The Board of Directors recommends that shareholders vote “FOR” each of the six nominees.

CORPORATE GOVERNANCE

Director Attendance at Board, Committee and Annual Meetings

During 2014, our Board of Directors held 11 meetings. Each director attended at least 75% of the total of all meetings of the Board of Directors and all committees on which the director served. We encourage our Board members to attend the annual meeting of shareholders. In 2014, all of our directors attended the annual meeting of shareholders except for Hassell Franklin, who was absent due to an unavoidable conflict.

Committees of the Board of Directors

The Board of Directors has established five standing committees – the Executive Committee, the Audit Committee, the Executive Compensation and Stock Incentive Committee, the Nominating and Corporate Governance Committee, and the Risk Management Committee. A copy of the charter of each of these committees, except for the Executive Committee, is available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Committee Charting.”

The following table shows the current membership of each committee of the Board of Directors:

Director	Executive Committee	Audit Committee	Executive Compensation and Stock Incentive Committee	Nominating and Corporate Governance Committee	Risk Management
Gus J. Blass III*					X
James E. Campbell III*			X
Hassell H. Franklin*	X		X	Chair
W. G. Holliman, Jr.*	X	X	Chair	X
Warren A. Hood, Jr.*		X
Keith J. Jackson*				X
Larry G. Kirk*		Chair
Turner O. Lashlee*†	X			X	X
Guy W. Mitchell III*	X				Chair
Robert C. Nolan*	X		X	X
W. Cal Partee, Jr.*†		X
Alan W. Perry*					X
James D. Rollins III	Chair

*	Reflects an independent director. For more information, see the section below entitled “– Director Independence.”
†	Is not standing for re-election at the annual meeting of shareholders.

Executive Committee

The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of our business and affairs, except those matters enumerated in the charter of the Executive Committee and those matters reserved to the Board of Directors under state law. The Executive Committee held three meetings during 2014.

Audit Committee

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and our financial reporting process and systems of internal controls;

•	Monitoring the work of the Audit Committee of BancorpSouth Bank;

•	Evaluating the independence and qualifications of our independent registered public accounting firm;

•	Evaluating the performance of our independent registered public accounting firm and our internal auditing department;

•	Providing an avenue of communication among our independent registered public accounting firm, management, our internal audit department, our subsidiaries and our Board of Directors; and

•	Selecting, engaging, overseeing, evaluating and determining the compensation of our independent registered public accounting firm.

This committee has the authority, in its sole discretion, to select, retain and obtain the advice of and terminate the services of one or more independent legal counsel, accountants or other advisers as it determines necessary to fulfill or assist with the execution of its duties and responsibilities.

This committee’s performance is evaluated annually. The Board of Directors has determined that each member of the Audit Committee is independent under the listing standards of the New York Stock Exchange. Our Board of Directors has also determined that each of Messrs. Kirk, Holliman and Hood is an “audit committee financial expert” as defined in rules adopted by the Securities and Exchange Commission. The Audit Committee held 10 meetings during 2014.

Executive Compensation and Stock Incentive Committee

Pursuant to its charter, the Executive Compensation and Stock Incentive Committee reviews corporate goals and objectives pertaining to the compensation of our Named Executive Officers, evaluates the performance of our Named Executive Officers and determines the salary, benefits and other compensation of our Named Executive Officers. After consultation with management, this committee makes recommendations to the Board of Directors with respect to the salaries, benefits and other compensation of our executive officers other than the Named Executive Officers. This committee also administers our incentive-compensation plans, equity-based plans and other compensation plans, policies and programs, including the Executive Officer Incentive-Based Compensation Recovery Policy.

This committee has the authority, in its sole discretion, to select, retain and obtain the advice of and terminate the services of one or more compensation consultants, independent legal counsel, accountants or other advisers as it determines necessary to fulfill or assist with the execution of its duties and responsibilities.

This committee’s performance is evaluated annually. This committee must conduct its activities in accordance with the policies and principles set forth in our Corporate Governance Principles. On occasion, the Chief Executive Officer attends Executive Compensation and Stock Incentive Committee meetings. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange, applicable provisions of the Internal Revenue Code of 1986, as amended, (the “Code”) and Securities and Exchange Commission rules. The Executive Compensation and Stock Incentive Committee held six meetings during 2014.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for election to the Board and candidates for appointment to Board committees consistent with criteria approved by the Board. This committee reviews and re-assesses our Corporate Governance Principles, Related Person Transactions Policies and Procedures and Stock Ownership Guidelines. It also oversees the annual evaluation of the Board and senior management, appoints a Lead Director (as identified in “– Board Leadership Structure” below) and reviews and recommends to the Board for approval in advance all “related person” transactions. Pursuant to its charter, the committee evaluates and recommends to the Board the form and amount of non-management director compensation and, at least every two years, reviews non-management director compensation.

This committee has the authority, in its sole discretion, to select, retain and obtain the advice of and terminate the services of one or more compensation consultants, independent legal counsel, accountants or other advisers as it determines necessary to fulfill or assist with the execution of its duties and responsibilities.

This committee’s performance is evaluated annually. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee held five meetings during 2014.

Risk Management Committee

The Risk Management Committee is responsible for the oversight of our enterprise-wide risk management practices and ascertains whether management has adequately considered all material risks that we face and determines whether procedures have been effectively implemented to mitigate sufficiently the risks identified. The Board of Directors has determined that the Chairman of the Risk Management Committee, Mr. Mitchell, is independent under the rules adopted by the Board of Governors of the Federal Reserve System effective January 1, 2015 to regulate the composition and activities of risk committees of publicly traded bank holding companies with over $10 billion in assets. The Risk Management Committee held five meetings during 2014.

Communications with the Board of Directors

You may send communications to the Board of Directors, the Lead Director, the non-management directors as a group or any individual director by writing to the Board of Directors or an individual director in care of the Corporate Secretary at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The Corporate Secretary will directly forward written communications addressed to the entire Board of Directors to the Lead Director, written communications addressed to the non-management directors to the non-management directors and all other written communications to the individual director(s) to whom they are addressed.

Governance Information

In addition to the committee charters described above, our Stock Ownership Guidelines, Code of Business Conduct and Ethics, Corporate Governance Principles and Director Independence Standards are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” These materials as well as the committee charters described above are also available in print to any shareholder upon request. Such requests should be sent to the following address:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

Director Independence

The Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director on an annual basis. No director will qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with BancorpSouth (either directly or as a partner, shareholder or officer of an organization that has a relationship with BancorpSouth). In each case, the Board of Directors broadly considers all relevant facts and circumstances when making independence determinations. To assist the Board of Directors in determining whether a director is independent, the Board of Directors has adopted Director Independence Standards, which are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The Board of Directors has determined that each of Messrs. Blass, Campbell, Franklin, Holliman, Hood, Jackson, Kirk, Lashlee, Mitchell, Nolan, Partee, and Perry, a majority of our Board members, meets our standards as well as the current listing standards of the New York Stock Exchange for independence.

During 2014, the Board of Directors considered the following relationships and transactions in making its independence determinations with respect to each director identified as independent:

•	Five Star, LLC, a private company of which Mr. Holliman is an owner, leased office space at BancorpSouth Bank’s main office building in Tupelo, Mississippi and paid rent to us; however, the Board of Directors determined that this leasing arrangement and the amount paid to us by Five Star in 2014 ($12,000) was not material and did not affect Mr. Holliman’s independent judgment;

•	Mitchell, McNutt & Sams, P.A., a law firm of which Mr. Mitchell is a partner, provided legal services to us in 2014; however, the Board of Directors determined that the amount we paid to Mitchell, McNutt & Sams in 2014 ($1,365) was not material and did not affect Mr. Mitchell’s independent judgment; and

•	Forman Perry Watkins Krutz & Tardy, LLP, a law firm of which Mr. Perry was a partner in 2014, provided legal services for us in 2014; however, the Board of Directors determined that the amount we paid to Forman Perry Watkins Krutz & Tardy, LLP in 2014 ($141,092) was not material and did not affect Mr. Perry’s independent judgment.

Director Qualification Standards

The Nominating and Corporate Governance Committee and our Chief Executive Officer actively seek individuals qualified to become members of our Board of Directors for recommendation to our Board of Directors and shareholders. The Nominating and Corporate Governance Committee considers nominees proposed by our shareholders to serve on our Board of Directors who are properly submitted in accordance with our Amended and Restated Bylaws, as amended, as discussed in the section below entitled “GENERAL INFORMATION –– Shareholder Nominations and Proposals.” Although we have no formal policy addressing diversity, the Nominating and Corporate Governance Committee believes that diversity is an important attribute of the members who comprise our Board of Directors and that the members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. In recommending candidates and evaluating shareholder nominees for our Board of Directors, the Nominating and Corporate Governance Committee considers each candidate’s qualifications regarding independence, diversity, age, ownership, influence and skills, such as an understanding of financial services industry issues, all in the context of an assessment of the perceived needs of BancorpSouth at that point in time. Our director qualifications are set forth in our Corporate Governance Principles, which are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The Nominating and Corporate Governance Committee meets at least annually with our Chief Executive Officer to discuss the qualifications of potential new members of our Board of Directors. After consulting with our Chief Executive Officer, the Nominating and Corporate Governance Committee recommends the director nominees to the Board of Directors for their approval. We have not paid any third party a fee to assist the Nominating and Corporate Governance Committee in the director nomination process in connection with this annual meeting.

The Nominating and Corporate Governance Committee determines the appropriate characteristics, skills and experiences for the Board of Directors as a whole as well as for individual directors and nominees, with the objective of having a Board with diverse backgrounds and experiences. In considering the structure of the Board, the Nominating and Corporate Governance Committee evaluates each nominee, with the objective of recommending a group of nominees that can best perpetuate the success of BancorpSouth and represent shareholder interests through the exercise of sound judgment using the Board’s diversity of experience.

Board Leadership Structure

As specified in our Corporate Governance Principles, the Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. The Board believes this issue is part of the succession planning process and that it is in the best interests of BancorpSouth and our shareholders to retain the flexibility to combine or separate these functions.

Effective April 23, 2014, Mr. Rollins, our Chief Executive Officer, became the Chairman of the Board. At that time, the Board determined that it was appropriate under the circumstances to combine the roles of Chairman of the Board and Chief Executive Officer.

In March 2014 the Nominating and Corporate Governance Committee reappointed Hassell H. Franklin to serve as the Lead Director. Pursuant to our Corporate Governance Principles, the Lead Director:

•	Presides at all meetings of the Board at which the Chairman of the Board or the Chief Executive Officer is not present, including executive sessions of the independent directors;

•	Serves as liaison between the Chairman of the Board and the independent directors and between senior management and the independent directors;

•	Advises and consults with the Chairman of the Board and the Chief Executive Officer in matters related to corporate governance and performance of the Boards; and

•	Performs such other duties as the Boards may from time to time delegate.

Executive Sessions

Our independent directors meet in executive session at least semi-annually. The Lead Director presides at these meetings.

Stock Ownership Guidelines

In January 2015, at the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors approved and adopted new Stock Ownership Guidelines to replace the guidelines adopted in January 2014. These new guidelines apply to each director, the Chief Executive Officer and each other individual identified as an executive officer of the Company (each a “Covered Participant”). The Stock Ownership Guidelines do not apply, however, to a Covered Participant after the effective date of his or her retirement or resignation from the Company. Each Covered Participant must beneficially own Common Stock at a minimum ownership level for as long as he or she is a Covered Participant, as follows:

Position	Minimum Ownership Level
Chief Executive Officer	6x base salary
All Other Executive Officers	3x base salary
Non-Employee Directors	10 x annual cash retainer (excluding any committee fees)

Each Covered Participant must retain at least 75% of the number of net shares of common stock acquired on vesting of restricted stock or on exercise of stock options until he or she achieves the appropriate minimum ownership level. The Nominating and Corporate Governance Committee administers the Stock Ownership Guidelines and may, in its discretion, consider exceptions if the guidelines place a severe financial hardship on an individual, or for charitable gifts, estate planning transactions and certain other limited circumstances. The Stock Ownership Guidelines are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.”

Risk Oversight

Our Board of Directors oversees a company-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework to:

•	Understand critical risks in our business and strategy;

•	Allocate responsibilities for risk oversight among the full Board, its committees and management;

•	Evaluate our risk management processes and ensure that they function adequately;

•	Facilitate open communication between management and the Board; and

•	Foster an appropriate culture of integrity and risk awareness.

While the Board has the ultimate oversight responsibility for the risk management process, management is charged with actively managing risk. Management has internal processes and policies to identify and manage risks and to communicate with the Board. These include the Risk Management Committee, the Executive Risk Oversight Committee, the Enterprise Risk Management Department, a real estate risk management group, regular internal senior management meetings, ongoing long-term strategic planning, regular reviews of regulatory and litigation compliance, a Code of Business Conduct and Ethics, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls at least annually. Management communicates routinely with the Board and its committees, and the Risk Management Committee communicates routinely with the Board regarding the significant risks identified and how they are being managed.

The Board implements its risk oversight function both as a whole and through its committees. All committees of the Board play a significant role in carrying out the risk oversight function. In particular:

•	The Audit Committee oversees risks related to our financial statements, our compliance with legal and regulatory requirements, our financial reporting process and system of internal controls. The Audit Committee evaluates the performance of our independent auditors and our internal auditing department. The Audit Committee periodically meets privately in separate executive sessions with management, our internal audit department and our independent auditors;

•	The Executive Compensation and Stock Incentive Committee oversees the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail below in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” this committee determines and approves the compensation for our Named Executive Officers, reviews and recommends to the Board the compensation for our other executive officers, approves, administers and evaluates our incentive-compensation plans, equity-based plans and other compensation plans, policies and programs and administers the incentive-based compensation recovery policy;

•	The Nominating and Corporate Governance Committee oversees risks related to our corporate governance principles and risks arising from related person transactions; and

•	The Risk Management Committee oversees enterprise-wide risk management practices. The committee’s focus includes the identification, monitoring, management and planning for our exposure to applicable risks, including, without limitation, market risk, interest rate risk, credit risk, liquidity risk, operational risk, capital risk, technology risk, legal/compliance/regulatory risk, human resource risk, reputational risk and acquisition/strategic risk, and other such risks as may from time to time be material to us. The committee seeks to determine whether management has adequately considered all material risks facing us and whether procedures have been effectively implemented in order to mitigate sufficiently the risks identified. The committee provides advice to the Board of Directors and its other committees as to appropriate risk mitigation procedures and structures, which helps the Board fulfill its responsibilities to effectively monitor and review actions of management. The Risk Management Committee uses information from management’s Executive Risk Oversight Committee, the Enterprise Risk Management Department, and other risk managers in fulfilling the Committee’s role relative to risk assessment, monitoring and reporting.

Compensation Committee Interlocks and Insider Participation

The Executive Compensation and Stock Incentive Committee is comprised of Messrs. Campbell, Franklin, Holliman (Chair) and Nolan.

None of the members of the Executive Compensation and Stock Incentive Committee has at any time been one of our officers or employees. Members of the committee may, from time to time, have banking relationships in the ordinary course of business with our subsidiary, BancorpSouth Bank, as described below in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” Except as described in that section and in the section above entitled “– Director Independence,” Messrs. Campbell, Franklin, Holliman and Nolan had no other relationship during 2014 requiring disclosure by us.

During 2014, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee or on our Board of Directors, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of January 31, 2015 (except as otherwise specified), with respect to the beneficial ownership of our common stock by (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each director and nominee for director as of the date of this Proxy Statement, (3) each of our Named Executive Officers and (4) all of our directors and executive officers as a group. As of January 31, 2015, 96,213,304 shares of our common stock were outstanding. Our Stock Ownership Guidelines generally require our directors and Named Executive Officers to beneficially own a minimum number of shares of our common stock. For more information, see the section above entitled “CORPORATE GOVERNANCE – Stock Ownership Guidelines.” The number of shares of common stock owned by each director reflected in the table below includes such shares. We relied on information supplied by our directors and executive officers and public filings made by beneficial owners for purposes of this table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
BancorpSouth, Inc. 401(k) Profit-Sharing Plan	5,669,241		5.89%
Blackrock, Inc.	7,480,444	(3)	7.77%
State Street Corporation	6,320,320	(4)	6.57%
The Vanguard Group	5,158,021	(5)	5.36%
Chris A. Bagley	112,742		*
Gus J. Blass III	128,629	(6)	*
James E. Campbell III	125,225	(7)	*
Hassell H. Franklin	1,246,803		1.30%
James R. Hodges	114,709		*
W. G. Holliman, Jr.	723,634	(8)	*
Warren G. Hood, Jr.	16,165		*
Keith J. Jackson	17,695		*
Larry G. Kirk	50,500		*
Turner O. Lashlee	104,605		*
Guy W. Mitchell III	62,103		*
Robert C. Nolan	522,386	(9)	*
W. Cal Partee, Jr.	341,568	(10)	*
Alan W. Perry	101,856		*
William L. Prater	66,463		*
James D. Rollins III	205,157		*
W. James Threadgill, Jr.	128,600	(11)	*
All directors and executive officers as a group (19 persons)	4,158,852		4.32%

*	Less than 1%.
(1)	The address of each person or entity listed, other than Blackrock, Inc., State Street Corporation and The Vanguard Group is c/o BancorpSouth, Inc., One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022. The address of State Street Corporation is One Lincoln Street, Boston, Massachusetts 02111. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(2)	Beneficial ownership is deemed to include shares of common stock that an individual has a right to acquire within 60 days after January 31, 2015, including upon the exercise of options granted under our various equity incentive plans described in the sections entitled “CORPORATE GOVERNANCE – Committees of the Board of Directors – Executive Compensation and Stock Incentive Committee” and “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” as follows:

Name	Common Stock Underlying Options Exercisable within 60 Days
Chris A. Bagley	—
Gus J. Blass III	—
James E. Campbell III	—
Hassell H. Franklin	10,800
James R. Hodges	13,500
W. G. Holliman, Jr.	10,800
Warren G. Hood, Jr.	—
Keith J. Jackson	—
Larry G. Kirk	10,800
Turner O. Lashlee	10,800
Guy W. Mitchell III	10,800
Robert C. Nolan	10,800
W. Cal Partee, Jr.	10,800
Alan W. Perry	10,800
William L. Prater	24,900
James D. Rollins III	—
W. James Threadgill, Jr.	54,000

These shares are deemed to be outstanding for the purposes of computing the “percent of class” for that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person.

Information in the table for individuals also includes shares held for their benefit in our 401(k) Profit-Sharing Plan, and in individual retirement accounts for which the shareholder can direct the vote. Except as indicated in the footnotes to this table, each person listed has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her pursuant to applicable law.

(3)	Based on shares beneficially owned by BlackRock, Inc. as set forth in a Schedule 13G/A dated as of January 12, 2015 and filed with the SEC on January 26, 2015. BlackRock, Inc. reported that it possesses sole voting power with respect to 7,253,453 of such shares and sole dispositive power with respect to 7,480,444 of such shares.
(4)	Based on shares beneficially owned by State Street Corporation as set forth in a Schedule 13G dated as of February 11, 2015 and filed with the SEC on February 11, 2015. State Street Corporation reported that it possesses shared voting and dispositive power with respect to all of such shares.
(5)	Based on shares beneficially owned by The Vanguard Group as set forth in a Schedule 13G dated as of February 9, 2015 and filed with the SEC on February 10, 2015. The Vanguard Group reported that it possesses sole voting power with respect to 129,386 of such shares and sole dispositive power with respect to 5,035,035 of such shares.
(6)	Includes 5,518 shares held in a trust of which Mr. Blass is the trustee for the benefit of his son, of which Mr. Blass disclaims beneficial ownership.
(7)	Includes 8,000 shares owned by a limited partnership in which Mr. Campbell is a partner, 2,448 shares of which he shares voting and dispositive power.
(8)	Includes 141,417 shares owned by Mr. Holliman’s wife, of which Mr. Holliman disclaims beneficial ownership.
(9)	Includes 21,055 shares held in trusts of which Mr. Nolan is the co-trustee for the benefit of his grandchildren, of which Mr. Nolan disclaims beneficial ownership, 302,484 shares held in a trust of which Mr. Nolan is the co-trustee for the benefit of his nieces, nephews, children and the lineal descendants of four co-trustees, of which Mr. Nolan disclaims beneficial ownership, and 4,227 shares owned by Mr. Nolan’s wife, of which Mr. Nolan disclaims beneficial ownership.
(10)	Includes 2,705 shares owned by Mr. Partee’s wife, of which Mr. Partee disclaims beneficial ownership and, 14,043 shares held by Mr. Partee’s wife as custodian for the benefit of Mr. Partee’s children, of which Mr. Partee disclaims beneficial ownership.
(11)	Includes 6,000 shares held in a trust of which Mr. Threadgill is the co-trustee for the benefit of his mother, of which Mr. Threadgill disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to discuss our philosophy, practices and procedures with respect to our executive compensation program and the objectives of our Executive Compensation and Stock Incentive Committee in selecting and setting the elements of the compensation that is paid or awarded to certain of our executive officers. Throughout this Compensation Discussion and Analysis, James D. Rollins III, our Chairman and Chief Executive Officer, Chris A. Bagley, our President and Chief Operating Officer, William L. Prater, our Senior Executive Vice President, Treasurer and Chief Financial Officer, W. James Threadgill, Jr., our Senior Executive Vice President and Chief Business Development Officer, James R. Hodges, our Senior Executive Vice President and Chief Credit Officer, James V. Kelley, our former President and Chief Operating Officer, and Gordon R. Lewis, our former Senior Executive Vice President, are collectively referred to as our named executive officers (the “Named Executive Officers”).

Executive Summary

We believe that our executive compensation program plays a significant role in our ability to attract, motivate and retain a highly experienced team of executives that is critical to our success. We believe that the program is structured in a manner that supports our company and our business objectives, as well as our culture and the traditions that have allowed us for over 135 years to meet the needs of our shareholders, customers and employees and to support the communities in which we operate.

Our Executive Compensation and Stock Incentive Committee regularly reviews our executive compensation program to ensure it achieves the desired goals of linking the compensation paid to our executive officers with our shareholders’ interests and current market practices, while avoiding the encouragement of unnecessary or excessive risk-taking. Under this program, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, the attainment of corporate goals, and the realization of increased shareholder value.

Our principal measures of success in achieving our business objectives are total shareholder return, earnings per share growth, asset quality, efficiency ratio, return on average equity, loan growth, dividend growth, deposit growth and fee income. We believe our executive compensation program’s mix of base salary, annual and long-term incentive compensation, benefits and perquisites as described below in the section entitled “– Compensation Policy” is properly aligned with these objectives.

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder, in connection with the 2011 annual meeting of shareholders, we solicited an advisory vote by our shareholders on the frequency with which the advisory vote on Named Executive Officer compensation would be solicited, commonly referred to as the “say-when-on-pay” vote. As a result of the “say-when-on-pay” vote, the Board of Directors determined that we will hold an advisory vote on the compensation of the Named Executive Officers every three years, commonly referred to as the “say-on-pay” vote. We last held a “say-on-pay” vote in 2014, and approximately 96.5% of our shareholders who attended the meeting (in person or by proxy) approved, on an advisory basis, the compensation of our Named Executive Officers. The next “say-when-on-pay” and “say-on-pay” advisory votes will occur at the annual meeting of shareholders in 2017. As it evaluates and implements compensation practices, the Executive Compensation and Stock Incentive Committee will be mindful of the strong support our shareholders expressed for our philosophy of linking compensation to our overall performance and the enhancement of shareholder value, will seek to continue to apply the same principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.

Compensation Overview

The Executive Compensation and Stock Incentive Committee administers our executive compensation program. The Executive Compensation and Stock Incentive Committee is composed entirely of directors who are independent under the listing standards of the New York Stock Exchange, our Director Independence Standards, Section 162(m) of the Code and Exchange Act Rule 16b-3. The Director Independence Standards are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The charter of the Executive Compensation and Stock Incentive Committee is available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information –

Committee Charting.” The charter is reviewed annually by the Executive Compensation and Stock Incentive Committee and was most recently revised in December 2013.

The Executive Compensation and Stock Incentive Committee generally meets four times a year and more often if necessary. Prior to each regular meeting, the Corporate Secretary sends materials to each committee member, including minutes of the previous meeting, an agenda, recommendations for the upcoming meeting and other materials relevant to the agenda items. Historically, the Chief Executive Officer has attended committee meetings to provide information to the committee concerning the performance of executive officers, discuss performance measures relating to executive officer compensation and to make recommendations to the committee concerning the compensation of executive officers. The committee holds executive sessions consisting only of committee members. The Chief Executive Officer does not engage in discussions with the committee regarding his own compensation, except to respond to questions posed by committee members outside of executive session deliberations.

The Executive Compensation and Stock Incentive Committee annually reviews and approves in advance the compensation paid to each of our Named Executive Officers. In performing its duties, among other things, the Executive Compensation and Stock Incentive Committee:

•	Reviews and approves annually the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates at least annually the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation based on this evaluation;

•	In determining the long-term incentive component of the Chief Executive Officer’s compensation, considers (1) our performance and relative shareholder return, (2) the salary, bonus and value of similar incentive awards to chief executive officers at comparable financial and bank holding companies, (3) the salary, annual and long-term awards given to the Chief Executive Officer in past years, (4) the Chief Executive Officer’s total compensation and (5) such other factors as it may deem relevant;

•	For the (1) Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers, annually determines and approves, and (2) other executive officers, annually reviews and recommends to the Board:

•	The annual base salary level(s);

•	Annual incentive compensation;

•	Awards under long-term incentive compensation plans and equity-based plans;

•	Performance goals upon which incentive compensation awards are conditioned, if any;

•	Employment agreements, severance arrangements and change-in-control agreements, in each case as, when and if appropriate; and

•	Benefits and perquisites under any special or supplemental benefits plans or programs;

•	At least annually and more often as circumstances dictate, reports its actions to the Board; and

•	Annually reviews and re-assesses the adequacy of the Executive Compensation and Stock Incentive Committee’s charter and recommends any proposed changes to the Board for approval.

Compensation Policy

Our principal measures of success in achieving our business objectives are total shareholder return, earnings per share growth, asset quality, efficiency ratio, return on average equity, loan growth, dividend growth, deposit growth and fee income. The variable, performance-based elements of our executive compensation program are designed to reward our executive officers based on our overall performance in achieving defined performance goals relative to these measures.

Through our executive compensation program, we seek to provide:

•	Base salaries at levels that will attract and permit us to retain qualified executive officers;

•	Compensation that differentiates pay on the basis of performance;

•	Incentive compensation opportunities that will motivate executive officers to achieve both our short-term and long-term business objectives and that will provide compensation commensurate with our performance achievements;

•	Total compensation that is competitive with that of comparable financial and bank holding companies within the context of our performance; and

•	Protection of shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation.

Our executive compensation program consists of the following primary elements:

•	Base salary is intended to provide a foundation element of compensation that is relatively secure and that reflects the skills and experience that an executive brings to us; we seek to pay base salaries that are competitive with those paid to executive officers in comparable positions at comparable financial and bank holding companies;

•	Cash bonus payments that are separate from the annual incentive compensation paid under our Amended and Restated Executive Performance Incentive Plan are awarded in the discretion of the Executive Compensation and Stock Incentive Committee as inducements to key executive officers to commence employment with us;

•	Annual incentive compensation is a variable non-equity element that is based on the achievement of defined goals for a given fiscal year that are tied to our overall performance;

•	Long-term incentive compensation is a variable equity element that provides an emphasis on long-term performance goals, stock price performance, ongoing improvement and continuity of performance;

•	Employee benefits are intended to provide reasonable levels of security with respect to retirement, medical, death and disability protection and paid time off; and

•	Certain perquisites are used to supplement the other elements of compensation, facilitating the attraction and retention of executive officers of the caliber we believe necessary to remain competitive.

The Executive Compensation and Stock Incentive Committee uses the variable compensation elements of our executive compensation program (i.e., annual incentive compensation and long-term incentive compensation) as incentives that are based on our performance. While increases to annual base salaries also take individual and our overall performance into consideration, they are not predicated solely on performance achievements and are not subject to the same degree of variability as the performance-based incentives. The variable elements of compensation are intended to align the interests of our Named Executive Officers with shareholder interests by focusing executives’ attention on key measures of performance that we believe either drive shareholder return or directly reflect our stock price performance.

The allocation of compensation across each of the elements of our executive compensation program is based on the following considerations:

•	The need to provide a level of basic compensation (i.e., base salary and employee benefits) necessary to enable us to attract and retain high-quality executives, regardless of external business conditions;

•	The goal of providing a substantial number of compensation opportunities through performance-based, variable-compensation vehicles;

•	The goal of reflecting reasonable compensation practices of comparable financial and bank holding companies within the context of our performance achievements; and

•	The desire to align our executives’ and our shareholders’ interests through the use of equity-based compensation vehicles that are tied to our performance.

The Executive Compensation and Stock Incentive Committee does not, however, target a specific percentage of total compensation for base salary, annual incentive compensation, long-term incentive compensation, benefits or perquisites under our executive compensation program.

The following table reflects the percentage of total compensation reflected in each element of compensation, as set forth below in the section entitled “EXECUTIVE COMPENSATION – Summary Compensation Table,” for each of the Named Executive Officers for 2014:

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total(1)
James D. Rollins III	29%	—%	31%	—%	20%	18%	2%	100%
Chris A. Bagley(2)	12%	4%	62%	—%	8%	13%	<1%	100%
William L. Prater	39%	—%	24%	—%	17%	17%	3%	100%
W. James Threadgill, Jr.	26%	—%	13%	—%	9%	50%	2%	100%
James R. Hodges	22%	—%	11%	—%	8%	58%	1%	100%
James V. Kelley(3)	33%	—%	—%	—%	14%	48%	5%	100%
Gordon R. Lewis(3)	27%	—%	17%	—%	11%	42%	3%	100%

(1)	Total amounts might not equal 100% because of rounding.
(2)	The amount in the “Non-Equity Incentive Plan Compensation” column reflects the amount that Mr. Bagley earned under the Amended and Restated Executive Performance Incentive Plan for 2014 based on performance. This amount was less than the guaranteed minimum bonus of $350,000 to which Mr. Bagley was entitled as a condition of his employment. The amount in the “Bonus” column reflects the difference between the guaranteed amount and the amount earned under the Amended and Restated Executive Performance Incentive Plan.
(3)	Effective as of August 15, 2014, Mr. Kelley retired from his position as President and Chief Operating Officer of the Company. Effective as of December 12, 2014, Mr. Lewis retired from his position as Senior Executive Vice President of the Company.

Compensation Recovery Policy

Our Executive Officer Incentive-Based Compensation Recovery Policy sets forth the conditions under which we may recover excess incentive-based compensation paid or awarded to or received by any of our current or former executive officers. In the event we are required to prepare an accounting restatement of our financial statements as a result of our material noncompliance with any financial reporting requirement under applicable federal securities laws, we will recover from each former or current executive officer any excess incentive-based compensation paid or awarded to or received by such executive officer during the three-year period preceding the date of filing with the SEC of the latest document containing materially noncompliant financial statements that are subject to the restatement. The amount of any such recovery will be equal to the amount of compensation that is in excess of the amount that would have been paid or awarded to such executive officer based on the restated financial statements.

Stock Ownership Guidelines

We have adopted Stock Ownership Guidelines that generally require our directors and any executive officer that has been a Named Executive Officer during any of the prior three years to beneficially own a minimum number of shares of our common stock. For more information, see the section above entitled “CORPORATE GOVERNANCE – Stock Ownership Guidelines.”

Insider-Trading Policy Restrictions

Our Insider Trading Policy prohibits directors, officers and other employees from hedging the economic risk of ownership of any shares of our common stock that they own, with certain limited exceptions in the context of business combinations.

Compensation Process

The Executive Compensation and Stock Incentive Committee reviews the compensation of the Chief Executive Officer and our other Named Executive Officers relative to the compensation paid to similarly situated executives at financial and bank holding companies that we determine to be peer companies. The committee does not benchmark the compensation of the Named Executive Officers to a certain percentage or range of compensation within our peer group, but rather believes that the compensation paid to similarly situated executives should be a point of reference for measurement and not the determinative factor for our Named Executive Officers’ compensation. Because this peer group analysis is just one of the analytical tools used in setting the compensation of our Named Executive Officers, the committee has discretion in determining the nature and extent of its use. In addition, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, the committee may elect to not use the peer group analysis at all in the course of making compensation decisions.

For 2014, the Executive Compensation and Stock Incentive Committee reviewed publicly available compensation information that is furnished to the public by reporting companies that were deemed to be in our peer group. The peer group consists of firms that, based on the total assets, are between approximately 50% and 200% of our size. Generally, the peer group members in 2014 are the same or similar to the members that have been referenced by the committee in past as its primary comparators. The peer group consisted of the following:

•	Commerce Bancshares, Inc.; Cullen/Frost Bankers, Inc.; First Horizon National Corporation; FirstMerit Corporation; Fulton Financial Corporation; Hancock Holding Company; IBERIABANK Corporation; International Bancshares Corporation; Old National Bancorp; Prosperity Bancshares, Inc.; Trustmark Corporation; United Community Banks, Inc.; Valley National Bancorp; and Webster Financial Corporation.

The Executive Compensation and Stock Incentive Committee’s analysis included the following:

•	The Named Executive Officer’s positions from both a “pay rank” perspective (i.e., highest paid, second-highest paid, third-highest paid, etc.) and a “position match” perspective (i.e., Chief Executive Officer for Mr. Rollins);

•	Base salary, annual incentive award, total cash compensation (salary plus cash incentive award), long-term incentive opportunity and total direct compensation (salary plus cash incentive award and long-term incentive opportunity), including peer average and median levels in each component of compensation;

•	Our percentile ranking versus the peer group for each pay element; and

•	For each position, the amount we provide to each Named Executive Officer above or below the peer group median.

In addition to this information, the Executive Compensation and Stock Incentive Committee considered the performance of our competitors and general economic and market conditions. In reviewing the 2014 compensation of our Named Executive Officers, the committee reviewed all components of their respective compensation, including base salary, annual non-equity incentive compensation and long-term incentive compensation. In addition, the committee reviewed each Named Executive Officer’s compensation history and comparative performance information.

The Executive Compensation and Stock Incentive Committee believes that the overall compensation for our Named Executive Officers is competitive with our peer group and is commensurate with the responsibilities assigned to their respective positions. The differences in the compensation paid to each of our Named Executive Officers in relation to one another is a reflection of differences in the level and scope of responsibility of their respective positions and the market’s pattern of providing progressive award opportunities at higher levels.

Components of Compensation

In determining executive compensation, the Executive Compensation and Stock Incentive Committee focuses both on the mix of individual components that make up each executive’s total compensation as well as the amount of total compensation itself. Each of the components of compensation is discussed in more detail below.

Base Salary

The Executive Compensation and Stock Incentive Committee views base salary as one element of overall compensation that is designed to reward competence in the executive role and not a principal means to provide incentive to our executive officers. We believe that base salary ranges should reflect the competitive employment market and the relative internal responsibilities of each executive’s position, with an executive’s salary within a salary range being based upon his or her individual performance.

For 2014, the Executive Compensation and Stock Incentive Committee endeavored to understand competitive pay and compensation opportunities for similarly situated executive officers of comparable financial and bank holding companies and to provide reasonably competitive compensation within the context of our achievements. The committee reviewed the base salaries of our executive officers based on the following considerations:

•	Our salary budget for the applicable fiscal year, which includes the salary of all of our employees;

•	The executive officer’s pattern of achievement with respect to the budget and business plan performance in his or her area(s) of responsibility and overall managerial effectiveness with respect to planning, personnel development, communications, regulatory compliance and similar matters;

•	Assessment of the competitiveness of the executive’s salary as compared to competitive market data (using base salaries for comparable positions at comparable financial and bank holding companies as a reference, described above in the Section entitled “- Compensation Process”); in its review of market data, the committee found that, while there were some variances of our executives’ salaries from salaries for comparable positions, the variances were deemed appropriate and the salaries of our executives on the whole reasonably approximated the salaries at comparable financial and bank holding companies;

•	The current level of the executive officer’s base salary in relation to market competitive salary levels;

•	Marketplace trends in salary increases (both geographical and by industry); and

•	Consideration of our overall performance and aggregate cost affordability, retention risks, fairness in view of our overall salary increases and the executive officer’s potential for future contributions to the organization.

As a result of considering these factors, the Executive Compensation and Stock Incentive Committee increased the base salary of each of the Named Executive Officers for 2014 as set forth in the table below. For more information, see the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table.”

Name	2014 Base Salary	Percent Increase from 2013 Base Salary
James D. Rollins III	$800,000	14.3%
Chris A. Bagley	$450,000	—
William L. Prater	$395,000	9.7%
W. James Threadgill, Jr.	$365,000	13.4%
James R. Hodges	$355,000	15.3%
James V. Kelley(1)	$550,000	7.3%
Gordon R. Lewis(1)	$400,000	3.6%

(1)	Effective as of August 15, 2014, Mr. Kelley retired from his position as President and Chief Operating Officer of the Company. Effective as of December 12, 2014, Mr. Lewis retired from his position as Senior Executive Vice President of the Company.

In January 2015, the Executive Compensation and Stock Incentive Committee determined the base salary for the executive officers for 2015 based on the same methodology described above. As a result, the base salaries for the Named Executive Officers effective as of January 1, 2015 are as follows:

Name	2015 Base Salary
James D. Rollins III	$800,000
Chris A. Bagley	$475,000
William L. Prater	$395,000
W. James Threadgill, Jr.	$380,000
James R. Hodges	$375,000

Annual Incentive Compensation

Annual non-equity incentive compensation is a component of our executive compensation program designed to reward performance in executive roles. This component of overall compensation furthers our objectives to provide compensation that differentiates pay on the basis of performance, provide compensation commensurate with our performance achievements and protect shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation. We believe that annual incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position and should provide meaningful compensation opportunities in relation to our achievement of key annual performance goals. We believe that such compensation opportunities motivate executives to achieve our established goals. The Executive Compensation and Stock Incentive Committee considers annual incentive awards for similarly situated executive officers of similarly-sized financial and bank holding companies within the context of the competitive market data described above in the section entitled “– Compensation Process.” As of January 2014, we provide annual incentive compensation opportunities to our executive officers under the Amended and Restated Executive Performance Incentive Plan.

Amended and Restated Executive Performance Incentive Plan. The Amended and Restated Executive Performance Incentive Plan provides for the payment of cash incentive awards and equity-based awards (issued through the Long-Term Equity Incentive Plan, discussed below) based upon the achievement of performance goals established by the Executive Compensation and Stock Incentive Committee. This plan is intended to increase shareholder value and our success by encouraging outstanding performance by our executive officers who are eligible to participate. In 2014 all executive officers participated in the Amended and Restated Executive Performance Incentive Plan. Payments made under the Amended and Restated Executive Performance Incentive Plan are intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code. The amount of the cash incentive awards may vary among participants from year to year.

The Executive Compensation and Stock Incentive Committee administers the Amended and Restated Executive Performance Incentive Plan. The committee may establish performance goals for awards granted under the plan based on any of the following business criteria:

•	Return on average equity or average assets;

•	Deposits and other funding sources;

•	Revenue, including interest income and/or non-interest income, and/or return on revenue;

•	Cash flow (operating, free, cash flow return on equity, cash flow return on investment);

•	Earnings, before or after taxes, interest, depreciation and/or amortization;

•	Earnings per share;

•	Net interest margin;

•	Improvement in credit quality measures, including non-performing asset ratio, net charge-off ratio or reserve coverage of non-performing loans vs. peers;

•	Efficiency ratio;

•	Loan growth; and

•	Total shareholder return.

The Executive Compensation and Stock Incentive Committee may take into account several factors when establishing performance goals for incentive awards, but these goals must be objectively determinable and based on levels of achievement of the business criteria listed above. No later than 90 days after the beginning of each fiscal year or any other performance period, the committee specifies in writing:

•	The type of award (i.e., cash or equity);

•	The target amount payable to each participant;

•	The maximum amount payable to each participant;

•	The performance goals upon which each participant’s award is conditioned; and

•	The formula to determine the amount payable or shares that become vested based on the achievement of the specified goals.

The amount of awards may vary among participants and from year to year, but the maximum cash incentive compensation payable to any participant under the Amended and Restated Executive Performance Incentive Plan in a year is $4 million.

Following the applicable performance period, the Executive Compensation and Stock Incentive Committee certifies in writing for each participant whether the performance goals and any other material conditions have been met. If these goals and conditions have been met, the committee may authorize payment of the amount earned under an award. The committee has discretion to reduce or eliminate, but not increase, an amount that is payable under an award. The certification of achievement of performance goals under the Amended and Restated Executive Performance Incentive Plan, and the corresponding cash incentive payments, occurs in connection with the filing of our Annual Report on Form 10-K.

2014 Non-Equity Incentive Awards. Awards under the Amended and Restated Executive Performance Incentive Plan were made in 2014 to provide cash incentive award opportunities that were a percentage of each participant’s base salary, subject to the achievement of the performance goals described below. The cash incentive award opportunities for 2014 for the Named Executive Officers were as follows:

Award Opportunity as a Percentage of Salary

Name	Target	Maximum
James D. Rollins III	100%	200%
Chris A. Bagley	75%	150%
William L. Prater	65%	130%
W. James Threadgill	50%	100%
James R. Hodges	50%	100%
James V. Kelley(1)	75%	150%
Gordon R. Lewis(1)	60%	120%

(1)	Effective as of August 15, 2014, Mr. Kelley retired from his position as President and Chief Operating Officer of the Company. Effective as of December 12, 2014, Mr. Lewis retired from his position as Senior Executive Vice President of the Company.

The target and maximum award opportunities were based on each executive’s role and scope of responsibility in the organization. The performance goals set forth below were established by the Executive Compensation and Stock Incentive Committee for the Named Executive Officers with respect to the enumerated performance criteria. Our performance in 2014 for each criterion is also set forth in the following table, based on our audited financial results for the year ended December 31, 2014:

Performance Goal	Target	Calculation Factor	2014 Performance
Total shareholder return	8%	2% per 1% above target	-9.91%
Increase in earnings per share	7%	2% per 1% above target	10.34%
Increase in deposits	5%	1% per 1% above target	1.39%
Increase in loans	5%	1% per 1% above target	8.43%
Increase in fee income	5%	1% per 1% above target	-2.15%
Efficiency ratio	74%	2% per 1% below target	73.68%
Return on average equity	7%	2% per 1% above target	7.57%
Classified assets/Equity and loan loss reserves	32.5%	2% per 1% below target	26.36%
Increase in dividends	5%	2% per 1% above target	108.33%

Based on our audited financial results for the year ended December 31, 2014, the following cash incentive payments were made to the Named Executive Officers in 2015:

Name	2014 Cash Incentive Award		Cash Incentive Award as a Percentage of Salary
James D. Rollins III	$546,599		68.3%
Chris A. Bagley	$350,000	(1)	77.8%
William L. Prater	$175,424		44.4%
W. James Threadgill, Jr.	$124,693		34.2%
James R. Hodges	$121,277		34.2%
James V. Kelley	$187,894	(2)	51.2%
Gordon R. Lewis	$163,980	(2)	41.0%

(1)	Based on 2014 performance alone, Mr. Bagley’s cash incentive award would have been $230,596; as a condition to his employment as Executive Vice President in February 2014, however, Mr. Bagley was paid a guaranteed minimum cash incentive award of $350,000.
(2)	Messrs. Kelley and Lewis were paid a pro rata portion of the earned cash incentive award as a result of their retirement on August 15, 2014 and December 12, 2014, respectively.

Long-Term Incentive Compensation

Long-term incentive compensation is another important part of our executive compensation program and provides equity-based awards to reward performance in executive roles and more closely align the interests of our executives with those of our shareholders. The Executive Compensation and Stock Incentive Committee’s approach has been to provide annual awards of long-term incentive compensation to our executives and other employees through grants of restricted stock and performance shares. Under the relevant shareholder-approved plan – the Long-Term Equity Incentive Plan – the committee may grant non-qualified stock options, incentive stock options, performance shares, restricted stock and restricted stock units. In 2013, the committee amended this plan to prohibit option repricing without shareholder approval and to clarify certain language regarding vesting periods and performance conditions for awards granted under the plan. We believe that the level of long-term incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position. The Executive Compensation and Stock Incentive Committee considers long-term incentive compensation for executive officers at comparable financial and bank holding companies within the context of the competitive market data described above in the section entitled “– Compensation Process.”

The Executive Compensation and Stock Incentive Committee has the ability to use different types of long-term incentive awards for achieving our compensation objectives. For example, the committee may grant:

•	Stock options to focus on stock price appreciation;

•	Restricted stock and restricted stock units as an incentive for continued service or to emphasize both our overall performance and executive retention; and

•	Performance shares as an incentive to improve our overall long-term performance.

In 2014, equity-based awards were granted to executive officers, including the Named Executive Officers, and other key employees in order to attract and retain key employees and enable those persons to participate in our long-term success. Under this component of compensation, we granted both restricted stock awards and performance shares to officers in 2014. In determining the total number of equity-based awards to be granted to recipients in 2014, the Executive Compensation and Stock Incentive Committee considered the number of shares available under the Long-Term Equity Incentive Plan but had no fixed formula for determining the total number of shares to be granted. In selecting the award recipients and determining the level of equity grants made in 2014, the committee considered a combination of the following:

•	Market competitive data;

•	The scope of responsibility of each officer;

•	The degree to which the business unit(s) influenced by each officer contributed to our profits;

•	The degree to which asset quality and other risk decisions were influenced by each officer’s direction;

•	The number of awards currently held by each officer; and

•	The long-term management potential of each officer.

No single factor was weighed more heavily than any other factor in determining the amount of equity grants.

Performance Shares. Performance shares granted under our Long-Term Equity Incentive Plan are long-term incentive awards denominated in shares of our common stock. The value of earned performance shares is determined by the market value of our common stock. The number of shares earned is based on the achievement of goals related to our overall financial and operating performance as determined by the Executive Compensation and Stock Incentive Committee. The award cycle for performance shares is three years and is comprised of a two-year performance period followed by a one-year retention period. The “performance period” is set at two years to reflect a realistic time period for establishing credible performance goals in the current economic environment for the financial services industry and the “retention period” is set at one year to enhance the retentive power of the performance share awards (three years overall) and so that the impact of stock price performance reflects a longer period. During the retention period, the holders of performance shares generally are not entitled to receive dividends or exercise voting rights with respect to these shares. Prior to January 2014, the Executive Compensation and Stock Incentive Committee established a “circuit breaker” for each award that must have been satisfied before performance shares were eligible to be earned for the performance period. Once the “circuit breaker” was satisfied, awards were earned if threshold performance was achieved with respect to at least one of the two performance measures, subject to continued service during the retention period. The award cycle for long-term incentive compensation is configured so that a new three-year award cycle will begin every year that performance shares are granted.

The performance shares granted in 2013 were subject to the achievement of a “circuit breaker” of 70% of budgeted cumulative earnings per share and the following performance goals for the 2013 through 2014 performance period:

Performance Goal	Threshold	Target	Maximum	Actual Performance
2-Year Cumulative EPS	$1.45	$1.81	$1.99	$2.20
2-Year Average Deposits and Other Funding Sources (in billions)	$9.438	$11.797	$12.977	$11.371

Our actual performance for these performance goals was based on our audited financial results for the two years ended December 31, 2014. With respect to the performance shares that were granted in 2013, the Executive Compensation and Stock Incentive Committee determined in 2015 the number of performance shares actually earned from the applicable matrix based on our actual performance, with straight-line interpolation used for performance between goal levels. The committee determined that the “circuit breaker” was achieved and the performance shares were earned at the 146% level. Accordingly, the following performance shares granted in 2013 have been earned, subject to continued service during the retention period through December 31, 2015:

Name	Number of Performance Shares Earned
James D. Rollins III(1)	0
Chris A. Bagley(1)	0
William L. Prater	8,030
W. James Threadgill, Jr.	6,570
James R. Hodges	7,008
James V. Kelley(1)	0
Gordon R. Lewis(2)	10,950

(1)	Messrs. Rollins, Bagley and Kelley did not receive performance share awards in 2013.
(2)	Mr. Lewis became vested in the 2013 award that had been earned through the end of 2014. These shares will be issued to Mr. Lewis at the end of the 2015 retention period.

In January 2014, the Executive Compensation and Stock Incentive Committee granted the following number of performance shares to the Named Executive Officers, the achievement of enumerated performance goals during the 2014 through 2015 performance period and continued service during the retention period:

Name	Threshold	Target	Maximum
James D. Rollins III	1,455	11,550	23,100
Chris A. Bagley(1)	—	—	—
William L. Prater	422	3,350	6,700
W. James Threadgill, Jr.	321	2,550	5,100
James R. Hodges	296	2,350	4,700
James V. Kelley(1)	—	—	—
Gordon R. Lewis(2)	422	3,350	6,700

(1)	Messrs. Bagley and Kelley did not receive performance share awards in 2014.
(2)	Pursuant to the terms of his 2014 performance award and based on achievement of the target level of performance for 2014, it is estimated that Mr. Lewis can earn 1,675 shares, which is one-half of the number of shares subject to his award for the 2014-15 performance period, but this award is subject to the Company’s performance in 2015 and the number of shares actually issued to Mr. Lewis at the end of the 2016 retention period may be more or less.

The Executive Compensation and Stock Incentive Committee established the following performance goals for the 2014 through 2015 performance period with respect to the performance shares granted in 2014:

Performance Goal	Threshold Amount	Target Amount	Maximum Amount
2-Year Compounded Operating EPS Growth	7.99%	10%	11.00%
2-Year Average Return on Assets	0.80%	1%	1.10%

In January 2014, the Executive Compensation and Stock Incentive Committee determined to discontinue the “circuit breaker” requirement. Therefore, subject to continued service during the retention period, awards are granted in 2014 and thereafter are earned if at least threshold performance is achieved with respect to one of the two performance measures. The number of performance shares actually earned is then determined from a matrix based on the actual performance achieved with respect to each measure.

In January 2015, the Executive Compensation and Stock Incentive Committee granted to the Named Executive Officers the following number of performance shares, subject to the achievement of enumerated performance goals during the 2015 through 2016 performance period and continued service during the retention period:

Name	Threshold Amount	Target Amount	Maximum Amount
James D. Rollins III	2,079	16,500	33,000
Chris A. Bagley	756	6,000	12,000
William L. Prater	252	2,000	4,000
W. James Threadgill, Jr.	327	2,600	5,200
James R. Hodges	327	2,600	5,200
James V. Kelley(1)	—	—	—
Gordon R. Lewis(1)	—	—	—

(1)	Messrs. Kelley and Lewis are no longer eligible to receive performance shares under our Long-Term Equity Incentive Plan as a result of their respective retirements in 2014.

The Executive Compensation and Stock Incentive Committee established the following performance goals for the 2015 through 2016 performance period with respect to the performance shares granted in 2015:

Performance Goal	Threshold Amount	Target Amount	Maximum Amount
2-Year Compounded Operating EPS Growth	7.99%	10%	11.0%
2-Year Average Return on Assets	0.80%	1%	1.10%

Stock Options. Stock options granted under the Long-Term Equity Incentive Plan vest ratably on the basis of continued employment over the three-year period following the date of grant. The exercise price is equal to the closing price of our common stock on the date of grant and the maximum term of the stock option is seven years.

Pursuant to the terms of Mr. Rollins’ Employment Agreement, in January 2013 Mr. Rollins was to receive a nonqualified stock option award with a value of $315,000, subject to forfeiture until vested in one-third increments on the first, second and third anniversaries of the grant date. The Executive Compensation and Stock Incentive Committee determined, however, with Mr. Rollins’ concurrence, to replace this right to receive a stock option award with an equivalent equity award of either performance shares or performance-based restricted stock. As a result, in March 2014, we granted 21,341 shares of performance-based restricted stock to Mr. Rollins, as described in the section below entitled “– Restricted Stock.”

The Executive Compensation and Stock Incentive Committee did not grant stock options to our executives in 2014.

Restricted Stock. Restricted stock granted under the Long-Term Equity Incentive Plan is subject to forfeiture if the Named Executive Officer terminates employment before a stated vesting date. The holder is entitled to receive dividends and exercise voting rights prior to the vesting date. On March 26, 2013, the Executive Compensation and Stock Incentive Committee granted the following number of shares of restricted stock to the Named Executive Officers, all of which vest on May 15, 2018, except as otherwise noted below:

Name	Shares of Restricted Stock
James D. Rollins III(1)	21,341
Chris A. Bagley	—
William L. Prater	15,000
W. James Threadgill, Jr.	10,000
James R. Hodges	10,000
James V. Kelley	—
Gordon R. Lewis(2)	10,000

(1)	The award to Mr. Rollins provides for pro-rata vesting on May 15 of each year, conditioned on achievement of either a 0.10% return on average assets or a 2.5% return on average equity for the prior year, subject to the certification of achievement of the performance goals by the Executive Compensation and Stock Incentive Committee. Under this formula, 7,114 shares vested on May 15, 2014 and 7,114 shares will vest May 15, 2015.
(2)	Under the terms of the Retirement and Noncompetition Agreement between the Company and Mr. Lewis, he became vested in 3,387 shares of this restricted stock award, based on the portion of the vesting service period he had completed on the date of his retirement on December 12, 2014. The balance of the award was forfeited.

In the first quarter of 2014, the Executive Compensation and Stock Incentive Committee granted the following number of shares of restricted stock to Named Executive Officers, all of which vest on May 15, 2019, except as otherwise set forth below:

Name	Shares of Restricted Stock
James D. Rollins III	22,950
Chris A. Bagley(1)	75,000
William L. Prater	6,650
W. James Threadgill, Jr.	5,050
James R. Hodges	4,700
James V. Kelley	—
Gordon R. Lewis(2)	6,650

(1)	The award to Mr. Bagley was granted on February 3, 2014 and became vested with respect to 40,000 shares on February 1, 2015; 35,000 additional shares will vest on February 1, 2018.

(2)	Under the terms of the Retirement and Noncompetition Agreement between the Company and Mr. Lewis, he became vested in 1,228 shares of this restricted stock award, based on the portion of the vesting service period he had completed on the date of his retirement on December 12, 2014. The balance of the award was forfeited.

On January 2, 2015, the Executive Compensation and Stock Incentive Committee granted the following number of shares of restricted stock to the Named Executive Officers, all of which vest on May 15, 2020:

Name	Shares of Restricted Stock
James D. Rollins III	33,050
Chris A. Bagley	12,000
William L. Prater	4,000
W. James Threadgill, Jr	5,200
James R. Hodges	5,200

Executive Benefits

We provide our executive officers with benefits in amounts that we believe are reasonable, competitive and consistent with our executive compensation program. We believe that such benefits help us to attract and retain executive officers of the caliber we believe necessary to remain competitive. We offer group life, disability, medical, dental and vision insurance to all our employees, including our Named Executive Officers. We also maintain a Retirement Plan, which is discussed in detail below in the section entitled “EXECUTIVE COMPENSATION – Pension Benefits – Retirement Plan.” In addition, we maintain bank-owned life insurance that can be used for funding supplemental benefits to certain executive officers.

Perquisites

We provide our executive officers with perquisites in amounts that we believe help us attract and retain highly-qualified leaders. For certain executives, including the Named Executive Officers, we provide a company automobile and pay the cost of an annual physical examination. On a case-by-case basis we may provide an allowance to the executive for the payment of his or her country club dues. In addition, we own and operate corporate aircraft to facilitate the business travel of our executive officers (including the Named Executive Officers) and the attendance of Board members at Board and Committee meetings. Executives other than Messrs. Rollins and Bagley are generally not entitled to use our aircraft for personal travel except for limited circumstances described in the Company’s corporate aircraft policy.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our executives. Qualifying performance-based compensation, however, is fully deductible without regard to the $1 million limit if certain requirements are met. Section 162(m) also permits full deductibility for certain pension contributions and other payments. The Executive Compensation and Stock Incentive Committee has carefully considered the impact of Section 162(m) and its limits on deductibility, and intends that certain of our compensation plans qualify for an exception to the limitations of Section 162(m) so that we may fully deduct compensation paid under these plans. The Amended and Restated Executive Performance Incentive Plan is considered “performance-based” for this purpose, as are certain awards under the Long-Term Equity Incentive Plan.

A portion of the compensation that is payable under certain of our other executive compensation arrangements may exceed the Section 162(m) limitation and, therefore, may not be deductible by us. In adopting these executive compensation arrangements, the Executive Compensation and Stock Incentive Committee determined that the benefits of these arrangements to us and our shareholders outweighed the inability to deduct a portion of the compensation for federal income tax purposes.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

Employment Agreements and Change in Control Arrangements

Employment Agreement

We have no written employment agreements with any of our executives, including the Named Executive Officers, other than Mr. Rollins agreement dated November 27, 2012 (the “Employment Agreement”). Pursuant to his Employment Agreement, Mr. Rollins’ initial annual base salary was $700,000 and his guaranteed cash bonus awards of (1) $470,000 payable on November 27, 2012, (2) $220,000 paid on March 1, 2013, and (3) $700,000 paid on February 28, 2014 (this amount was reduced dollar for dollar by the cash award earned under our Amended and Restated Executive Performance Incentive Plan, discussed above). Pursuant to his Employment Agreement, Mr. Rollins also received certain equity and non-equity awards, including a “replacement award” to replace unvested restricted stock awards and incentive compensation that he forfeited upon commencing employment with us. For more information on the awards received by Mr. Rollins under his Employment Agreement, see the sections above entitled “– Components of Compensation – Annual Incentive Compensation” and “– Components of Compensation – Long-Term Incentive Compensation.” Mr. Rollins’ Employment Agreement has a term of three years and, following its expiration, Mr. Rollins may continue to be employed by us and will have certain rights pursuant to his Change in Control Agreement (described below) for the duration of his tenure with us.

Mr. Rollins’ employment may be terminated for cause (as defined in his Employment Agreement), without cause, for good reason (as defined in his Employment Agreement), without good reason, or upon his disability (as defined in his Employment Agreement) or death. On any termination of employment, we will generally pay Mr. Rollins any unpaid salary, accrued vacation and other amounts earned or owed to Mr. Rollins through the date of termination of employment. If Mr. Rollins’ employment is terminated by reason of his disability or death, he will receive unpaid salary, vacation accruals and other amounts due on termination, full vesting of the “replacement award” and time-vested equity incentive awards, plus a pro rata portion of performance-based awards that have been earned.

Pursuant to the terms of his Employment Agreement, Mr. Rollins is subject to certain restrictive covenants during the term of his employment and for a period of two years after termination of his employment, unless Mr. Rollins resigns for good reason. Under these covenants, Mr. Rollins may not (1) operate, own, be employed by or consult with any competing business (as defined in his Employment Agreement), (2) directly or indirectly solicit customers or employees of BancorpSouth or any of its affiliates or (3) divulge confidential information about us or our affiliates. Mr. Rollins Employment Agreement will expire on November 27, 2015, although certain rights and responsibilities will continue thereafter under other agreements, including our Change in Control Agreement with Mr. Rollins, described below.

For more information about the amounts payable to Mr. Rollins under his Employment Agreement, see the section below entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

Change in Control Agreements

We have entered into a Change in Control Agreement with certain of our executives, including each of the Named Executive Officers, that provides certain benefits in the event that we experience a change in control and we terminate the executive’s employment without “cause” (includes conviction of a felony or crime moral turpitude, acts of dishonesty or material inattention of duties), or the executive resigns for “good reason” (includes a diminished duties, reduction in compensation, involuntary relocation or a material breach of employment policies) within 24 months after a change in control.

With respect to Messrs. Kelley and Lewis, their rights following a change in control expired upon their respective retirements during 2014. With respect to Mr. Rollins, his rights following a change in control are contained in his Employment Agreement. Prior to November 27, 2014, the employment agreement provided for no additional rights after a change in control. Our Employment Agreement with Mr. Rollins expires on November 27, 2015, at which time Mr. Rollins will be subject to the terms of a Change in Control Agreement that is effective on that same date and is similar in terms as our agreements with our other Named Executive Officers.

The cash amount payable is a multiple of each Named Executive Officer’s respective annual base compensation and the maximum annual cash incentive award. For Mr. Rollins, the amount payable is 300% of such amounts (but calculated at the target cash incentive rather than maximum), 250% for Mr. Bagley, 200% for Messrs. Prater and Threadgill and 100% for Mr. Hodges. In addition, each Named Executive Officer will receive continued participation in our health and welfare benefit plans and fringe benefit programs for a certain period following termination of employment. For Messrs. Rollins and Bagley, participation is continued for 36 months, 24 months for Messrs. Prater and Threadgill and 12 months for Mr. Hodges. If continued participation is not available under such benefit plans and programs, a cash payment equal to the value of participation will be made to the Named Executive Officer. Upon a change in control, each Named Executive Officer will become fully vested in stock incentive awards that vest over time and will become vested in at least a portion of the awards that are performance based.

Each agreement includes a “double trigger” (i.e., requiring both a change in control and termination of the executive’s employment for the executive to receive payment) so that the executive will only receive additional benefits if a change in control also has an adverse impact on the executive and the surviving entity is not required to provide such benefits if it desires to maintain the services of the executive.

The Named Executive Officers are not entitled to tax “gross-up” or similar payments on any amounts received under the Change in Control Agreements to account for excise taxes on “parachute payments” that are defined in Sections 280G and 4999 of the Code. Instead, payments and benefits on a change in control are reduced in the event that the aggregate change in control payments to any Named Executive Officer would result in such a “parachute payment.” A parachute payment generally is three times average annual compensation. The reduction would be applied to reduce payments and benefits to one dollar below this amount, thereby avoiding imposition of the excise tax that would be imposed on the Named Executive Officer under Section 4999 of the Code. This reduction does not apply, however, in the event that the aggregate payments due on the change in control, net of the excise tax under Section 4999 of the Code, would be greater than the aggregate payments received after applying the reduction.

For more information about the amounts payable to the Named Executive Officers under the Change in Control Agreements, see the section below entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

Retirement Benefits

We maintain certain compensatory arrangements as part of our executive compensation program that are intended to provide payments to certain of our employees, including the Named Executive Officers, upon their resignation or retirement. These include our 401(k) Profit-Sharing Plan, a defined benefit retirement plan referred to as our Retirement Plan, a supplemental defined benefit plan referred to as our Restoration Plan, a supplemental defined benefit plan referred to as our Supplemental Executive Retirement Plan and a contributory deferred compensation arrangement referred to as our Deferred Compensation Plan. The purpose of these plans is to provide competitive retirement benefits that enable us to attract and retain talented leaders who will exert considerable influence on our direction and success.

All of our employees who have attained the age of 18 are eligible to participate in our 401(k) Profit-Sharing Plan after 30 days of employment. Each participant can elect to contribute up to 50% of their compensation, not to exceed $23,000 for 2014 ($17,500 limit for all employees plus $5,500 maximum “catch-up” for each employee over the age of 50). We provide a matching contribution on elective contributions up to the first five percent of salary (not including “catch-up” contributions), up to a maximum of $13,000 per year.

We maintain the Retirement Plan, a tax-qualified, non-contributory, defined benefit retirement plan, for our employees. The Retirement Plan provides benefits for employees who are at least age of 21 and have completed one year of service. Such employees hired prior to January 1, 2006 accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016. After that date, such employees will accrue benefits based on a cash balance formula. Employees hired on or after January 1, 2006 accrue benefits under a cash balance formula as of January 1, 2012. For 2014, the maximum annual benefit allowable under the Code with respect to the Retirement Plan was $210,000 and the maximum amount of allowable annual compensation considered was $260,000.

We have also adopted the Restoration Plan, a non-qualified, non-contributory, unfunded defined benefit pension plan for certain officers. Benefits under the Restoration Plan are based on the same formulae as those in the Retirement Plan, but only to the extent that compensation and annual benefit accruals exceed the limits under the Code and, therefore, are not included in the Retirement Plan.

We maintain the Supplemental Executive Retirement Plan, a non-qualified, non-contributory, unfunded defined benefit pension arrangement for selected key employees in the form of a deferred compensation agreement. Benefits under the Supplemental Executive Retirement Plan are based primarily on final average compensation. This arrangement supplements the benefits under the Retirement Plan and the Restoration Plan.

We also maintain the Deferred Compensation Plan to allow certain members of senior management to defer a portion of their cash compensation. Amounts that are deferred are credited with a market interest rate and are paid out upon retirement or termination of employment.

Prior to January 1, 2012, employees hired on or after January 1, 2006 did not receive any benefit under the Retirement Plan or the Restoration Plan, and instead received an automatic contribution to the 401(k) Profit-Sharing Plan equal to 2% of their respective salaries. This additional 2% contribution was not dependent on employee deferrals to the 401(k) Profit-Sharing Plan. This automatic contribution was discontinued as of January 1, 2012. All of our Named Executive Officers, except Messrs. Bagley, Prater and Rollins, who were hired after January 1, 2006, participate in the Retirement Plan and the Restoration Plan and accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016, after which they will accrue benefits based on a cash balance formula. Mr. Prater participates in the Retirement Plan and the Restoration Plan and accrues benefits based on a cash balance formula effective January 1, 2012. Mr. Rollins participates in the Retirement Plan and the Restoration Plan and accrue benefits based on a cash balance formula effective November 27, 2013. Mr. Bagley participates in the Retirement Plan and the Restoration Plan and accrues benefits based on a cash balance formula effective February 3, 2015.

Each of the Named Executive Officers other than Messrs. Rollins, Bagley and Prater is eligible for normal or early retirement pursuant to the 401(k) Profit-Sharing Plan, the Retirement Plan, the Restoration Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. Messrs. Rollins, Bagley and Prater are eligible for normal or early retirement pursuant to the 401(k) Profit-Sharing Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. The amounts each Named Executive Officer (other than Messrs. Kelley and Lewis) would have received under these plans if he had retired on December 31, 2014 are provided below in the section entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.” However, with respect to Messrs. Kelley and Lewis, the amounts provided below are limited to what they actually received as a result of their retirement.

Life Insurance Plans

Life Insurance Plan

BancorpSouth Bank maintains a new Split Dollar Life Insurance Plan that provides benefits to us and certain executive officers upon death. Each of our Named Executive Officers participate in this plan, other than Mr. Bagley. The death benefit is an amount up to 250% of the participant’s total compensation, subject to certain limitations and a maximum death benefit is $750,000. However, the maximum death benefit for Mr. Rollins is $1 million. Mr. Bagley currently participates in the group term life insurance program that we maintain for our non-executive employees and is entitled to a death benefit $600,000 through that program. BancorpSouth Bank is the sole owner of the corresponding life insurance policies and pays the premiums due on the policies. The Split Dollar Life Insurance Plan provides that a participant’s beneficiary will be entitled to certain death benefits if the participant’s death occurs:

•	Before his or her separation from service;

•	Within 24 months following a change in control (as defined in the Split Dollar Life Insurance Plan); or

•	After the employee has reached age 55 and completed five years of participation.

All proceeds in excess of the death benefits received by the participant’s beneficiary are retained by BancorpSouth Bank to offset the cost of providing the benefit. With respect to Mr. Bagley, there are no excess death benefits payable under the group term insurance program.

Survivor Income Agreements

We have entered into a Survivor Income Agreement with each of Messrs. Hodges, Lewis, Kelley and Threadgill. The death benefit under these agreements is an amount up to 250% of the participant’s total compensation, subject to certain limitations. The maximum death benefit for each of Messrs. Hodges, Lewis, Kelley and Threadgill is $550,000, although our obligations to Messrs. Lewis and Kelley expired under the Survivor Income Agreement as a result of their retirement in 2014. We own the corresponding life insurance policies, prepaid all premiums due on the policies and are generally required to maintain the policies in full force and effect. Upon the executive’s retirement or a change of control (as defined in the Survivor Income Agreement), however, the executive may elect to have a portion of the life insurance policy converted to a “split dollar” arrangement, in which case the executive will become the owner of a portion of the policy and we will pay a gross-up for any taxes owed by the executive in connection with the conversion. Further, we may generally elect to terminate any of the life insurance policies at any time, in which case the executive will have 30 days to purchase the policy from us. The agreements provide that the executive’s beneficiary will be entitled to certain death benefits if the executive’s death occurs:

•	While he or she is an active employee; or

•	After he or she ceases to be an active employee because of disability but before recovering from such disability.

All proceeds in excess of the death benefits received by the executive’s beneficiary are retained by us to offset the cost of providing the benefit.

Retirement and Noncompetition Agreement

In December 2014, the Company and Mr. Lewis entered into a Retirement and Noncompetition Agreement, pursuant to which Mr. Lewis became vested in a portion of the restricted stock awards granted to him under the BancorpSouth, Inc. Long-Term Equity Incentive Plan on March 26, 2013 and January 15, 2014. The vested portion was calculated by reference to the portion of the vesting service period that Mr. Lewis had completed upon his retirement, resulting in the vesting of 4,615 shares. In exchange, Mr. Lewis is generally restricted from competing with the Company or soliciting any of its customers or employees for a period of two years following his retirement on December 12, 2014. The remaining unvested shares under these restricted stock awards were forfeited.

Risk Management Considerations

The Executive Compensation and Stock Incentive Committee reviews the risks and rewards associated with our compensation programs. The Executive Compensation and Stock Incentive Committee designs our compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. The committee believes that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. In addition, as discussed above in the section entitled “– Compensation Policy,” we have an Executive Officer Incentive-Based Compensation Recovery Policy, which sets forth the conditions under which we may recover excess incentive-based compensation paid or awarded to or received by any of our current or former executive officers. As of 2013, the Chairman of the Risk Management Committee meets at least annually with either the Executive Compensation and Stock Incentive Committee or its Chairman.

Together, the features of our executive compensation program are intended to:

•	Ensure that our compensation opportunities do not encourage excessive risk taking; and

•	Focus our executive officers on managing BancorpSouth towards creating long-term, sustainable value for our shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation paid or accrued by us for the last three years with respect to each of our “Named Executive Officers” – the Chief Executive Officer, the Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers at December 31, 2014 and whose total compensation for 2014 exceeded $100,000, and two additional individuals for whom disclosure would have been provided, except that the individuals were not serving as executive officers of the Company as of December 31, 2014:

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)		All Other Compensation(5)	Total
James D. Rollins III Chairman and Chief Executive Officer	2014	$800,000	$—		$844,560	$—	$546,599		$482,371		$48,938	$2,722,468
	2013	700,000	220,000		349,566	—	787,500	(6)	143,743		177,766	2,378,575
	2012	26,923	470,000		1,498,282	—	—		672,755		—	2,667,960
Chris A. Bagley	2014	337,500	119,404	(7)	1,701,750	—	230,596	(7)	358,992		9,404	2,757,646
President and Chief Operating Officer
William L. Prater	2014	395,000	—		244,800	—	175,424		175,095		25,074	1,015,393
Senior Executive Vice	2013	360,000	—		326,880	—	202,500		48,734		22,818	960,932
President, Treasurer and Chief Financial Officer	2012	332,176	—		53,685	62,195	256,105		82,119		22,466	808,746
W. James Threadgill, Jr.(8)	2014	365,000	—		186,048	—	124,693		706,762		28,032	1,410,535
Senior Executive Vice President and Chief Business Development Officer	2013	322,393	—		230,220	—	181,346		—	(9)	29,608	763,567
James R. Hodges(10)	2014	355,000	—		172,584	—	121,277		912,875		18,831	1,580,567
Senior Executive Vice President and Chief Credit Officer
James V. Kelley	2014	436,791	—		—	—	187,894		626,980		55,431	1,307,096
Former President	2013	512,500	—		—	—	576,563		20,920		30,558	1,140,541
and Chief Operating Officer	2012	512,500	—		81,124	88,060	595,781		438,948		31,674	1,748,087
Gordon R. Lewis Former Senior Executive Vice President	2014	391,779	—		244,800	—	163,980		616,130		42,282	1,458,971
	2013	386,238	—		274,500	—	217,259		119,074		24,274	1,021,345
	2012	374,989	—		89,475	103,659	289,568		219,497		25,078	1,102,266

(1)	Reflects the aggregate grant date fair value of restricted stock and performance shares computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or FASB ASC Topic 718. For more information about the restricted stock and performance shares, see the sections above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Restricted Stock” and “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares,” respectively.
(2)	Reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the values is set forth in Note 16 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. For more information about the stock options, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Stock Options.”
(3)	The amounts shown reflect cash awards earned under the Amended and Restated Executive Performance Incentive Plan. For 2014, the amount shown for Mr. Rollins under the Amended and Restated Executive Performance Incentive Plan offset dollar for dollar the minimum payment of $700,000 that was guaranteed under his Employment Agreement with us. For the years 2013 and 2012, the amounts shown for Messrs. Prater, Lewis and Threadgill were earned under a discontinued incentive plan.

(4)	The key assumptions used to determine the pension values are described below in the section entitled “– Pension Benefits – Assumptions Used to Calculate Pension Values.”
(5)	Details of the amounts reported as All Other Compensation for 2014 are as follows:

Name	401(k) Contribution	Company Automobile	Club Allowance	Physical Exam	Imputed Income for Life Insurance Benefit*	Civic Dues	Corporate Aircraft Use**	Tax Gross- up***
James D. Rollins III	$13,000	$8,169	$—	$525	$969	$—	$25,098	$1,177
Chris A. Bagley	—	6,779	—	525	1,332	—	—	768
William L. Prater	13,000	10,915	—	525	634	—	—	—
W. James Threadgill, Jr.	13,000	8,905	3,780	525	1,332	—	—	490
James R. Hodges	13,000	3,974	—	525	1,332	—	—	—
James V. Kelley****	13,000	39,707	1,575	735	414	—	—	—
Gordon R. Lewis****	13,000	25,884	2,160	525	140	222	—	351

*	Reflects the amount of imputed income with respect to participation in BancorpSouth Bank’s life insurance plans. For more information about these plans, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Life Insurance Plan.”
**	We report use of corporate aircraft by the Named Executive Officers as a perquisite or other personal benefit only if it is not “integrally and directly related” to the performance of the executive’s duties. While we maintain aircraft, the Named Executive Officers other than Messrs. Rollins and Bagley are generally not entitled to use our aircraft for personal travel except for limited circumstances described in the Company’s corporate aircraft policy. SEC rules require us to report any such use as compensation in an amount equal to our aggregate incremental cost. The amount reported for Mr. Rollins relates to five round-trip flights taken in connection with non-business purpose flights on our corporate aircraft. We estimate our aggregate incremental cost to be equal to the average operating cost per hour for the year (which includes items such as fuel, maintenance, landing fees, additional crew expenses and other expenses incurred based on the number of hours flown per year) multiplied by the number of hours for each flight.
***	The amount reported for each of Messrs. Rollins and Bagley relates to a tax gross-up for his spouse accompanying him on multiple business purpose flights on our corporate aircraft. The amount reported for each of Messrs. Threadgill and Lewis relates to a tax gross-up for his spouse accompanying him on a business purpose flight on our corporate aircraft.
****	Mr. Kelley and Mr. Lewis were provided their company vehicles to them as gifts upon retirement. The automobile gift for Mr. Kelley was $30,401 and for Mr. Lewis was $18,000. These amounts were reported as taxable compensation paid to them.
(6)	This reflects the amount that Mr. Rollins earned under the Amended and Restated Executive Performance Incentive Plan for 2014 based on performance. This amount exceeded the guaranteed minimum bonus of $700,000 to which Mr. Rollins would have otherwise been entitled to receive under his Employment Agreement.
(7)	Mr. Bagley commenced his employment with the Company in February 2014; therefore, no information is provided for him with respect to 2013 or 2012. The amount in the “Non-Equity Incentive Plan Compensation” column reflects the amount that Mr. Bagley earned under the Amended and Restated Executive Performance Incentive Plan for 2014 based on performance. This amount was less than the guaranteed minimum bonus of $350,000 to which Mr. Bagley was entitled as a condition of his employment. The amount in the “Bonus” column reflects the difference between the guaranteed amount and the amount earned under the Amended and Restated Executive Performance Incentive Plan.
(8)	Because Mr. Threadgill was not a Named Executive Officer with respect to 2012, information is provided for 2013 and 2014 only.
(9)	Because the actual change in pension value for Mr. Threadgill was ($70,678), the amount is reflected as zero.
(10)	Because Mr. Hodges was not a Named Executive Officer with respect to 2012 or 2013, information is provided for 2014 only.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The change in each executive’s pension value that is reported in the Summary Compensation Table is the change in our obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value of a benefit, as of December 31 of each respective year, that will be paid at the executive’s normal retirement date (age 65) based on the benefit formula and the executive’s current pay and service.

Change in pension values may be a result of various sources such as:

•	Service accruals. As the executive earns an additional year of service, the present value of the liability increases because the executive has earned one year more service than he had at the prior measurement date.

•	Compensation increases/decreases. As the executive’s compensation increases, the present value of the liability increases because the executive’s average compensation under each plan has increased since the prior measurement date. If the executive’s compensation decreases, however, average compensation under each plan normally will not decrease as a result of the definition of average compensation.

•	Aging. The change in pension values shown in the Summary Compensation Table are present values of retirement benefits that will be paid in the future. Generally, as an executive who is under age 65 approaches retirement, the present value of the liability increases for each year that the executive is nearer to retirement.

•	Changes in assumptions. The change in pension values shown in the Summary Compensation Table is the present value of the increase in pension benefits during the applicable year. A discount rate and mortality table are used to calculate this value. The discount rates used under the Retirement Plan, the Restoration Plan and the Supplemental Executive Retirement Plan all decreased since the prior year, which caused an increase in the present value of the benefit as of December 31, 2014. The mortality table was updated since the prior year to reflect the latest mortality improvements, which increased the present value of the benefit as of December 31, 2014.

The pension benefits and assumptions used to calculate these values are described in more detail in the section below entitled “– Pension Benefits.”

Realized Compensation for 2014

The SEC’s calculation of total compensation, as shown in the section above entitled “– Summary Compensation Table,” includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the Named Executive Officers. To supplement the SEC-required disclosure, we have included the following additional table, which shows compensation actually realized in 2014 by each Named Executive Officer:

Name and Principal Position	Total 2014 Realized Compensation(1)
James D. Rollins III Chairman and Chief Executive Officer	$1,555,673
Chris A. Bagley President and Chief Operating Officer	696,904
William L. Prater Senior Executive Vice President, Treasurer and Chief Financial Officer	652,223
W. James Threadgill, Jr. Senior Executive Vice President and Chief Business Development Officer	747,210
James R. Hodges Senior Executive Vice President and Chief Credit Officer	743,525
James V. Kelley Former President and Chief Operating Officer	1,606,825
Gordon R. Lewis Former Senior Executive Vice President	1,287,282

(1)	Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the section above entitled “– Summary Compensation Table.” Realized compensation is not a substitute for total compensation. As compared to the amounts reported in the Summary Compensation Table, “Total Realized Compensation” represents (a) the amount calculated under applicable SEC rules and set forth in the “Total” column of the Summary Compensation Table, minus (b) the aggregate grant date fair value of equity awards (as reflected in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table), minus (c) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table), plus (d) the value realized from the exercise of stock options and the vesting of restricted stock or performance shares before payment of any applicable withholding taxes and brokerage commissions (as reflected in the “Option Exercises and Stock Vested” table below).

Grants of Plan-Based Awards

The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock		Grant Date Fair Value of Stock and Option
		Target	Maximum	Threshold	Target	Maximum	or Units		Awards(3)
James D. Rollins III	—	$800,000	$1,600,000	—	—	—	—		$—
	1/15/14	—	—	1,455	11,550	23,100	—		282,744	(6)
	1/15/14	—	—	—	—	—	22,950	(4)	561,816
Chris A. Bagley	—	337,500	675,000	—	—	—	—		—
	2/3/14	—	—	—	—	—	40,000	(5)	907,600
	2/3/14	—	—	—	—	—	35,000	(5)	794,150
William L. Prater	—	256,750	513,500	—	—	—	—		—
	1/15/14	—	—	422	3,350	6,700	—		82,008	(6)
	1/15/14	—	—	—	—	—	6,650	(4)	162,792
W. James Threadgill, Jr.	—	182,500	365,000	—	—	—	—		—
	1/15/14	—	—	321	2,550	5,100	—		62,424	(6)
	1/15/14	—	—	—	—	—	5,050	(4)	123,624
James R. Hodges	—	177,500	355,000	—	—	—	—		—
	1/15/14	—	—	296	2,350	4,700	—		57,528	(6)
	1/15/14	—	—	—	—	—	4,700	(4)	115,056
James V. Kelley	—	412,500	825,000	—	—	—	—		—
Gordon R. Lewis	—	240,000	480,000	—	—	—	—		—
	1/15/14	—	—	422	3,350	6,700	—		82,008	(6)
	1/15/14	—	—	—	—	—	6,650	(4)(7)	162,792

(1)	The estimated payouts shown reflect cash incentive awards granted under the Amended and Restated Executive Performance Incentive Plan, where receipt is contingent upon the achievement of certain performance goals. For more information about the awards, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Annual Incentive Compensation.”
(2)	Reflects the number of performance shares granted under our Long-Term Equity Incentive Plan that will vest on January 1, 2017 upon the achievement of certain performance goals for the 2014 through 2015 “performance period” and continued service through the 2016 “retention period.” For more information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(4)	Reflects shares of restricted stock granted under the Long-Term Equity Incentive Plan, all of which vest on May 15, 2019.
(5)	Reflects shares of restricted stock granted on February 3, 2014 of which 40,000 shares vested on February 1, 2015 and 35,000 shares will vest on February 1, 2018.
(6)	With respect to performance shares granted under our Long-Term Equity Incentive Plan, the amounts shown assume that target performance goals are attained during the 2014 through 2015 “performance period” and service continues through the 2016 “retention period.” For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(7)	Under the terms of the Retirement and Noncompetition Agreement between the Company and Mr. Lewis, he became vested in 1,228 shares of this restricted stock award, based on the portion of the vesting service period he had completed on the date of his retirement on December 12, 2014. The balance of the award was forfeited.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2014:

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock Held that Have	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
	(Exercisable)	(Unexercisable)		Options	Price	Date	Vested		Not Vested(2)	Vested(3)	Vested(2)
James D. Rollins III	—	—		—	—	—	149,492	(4)	$3,365,065	11,550	$259,991
Chris A. Bagley	—	—		—	—	—	75,000		1,688,250	—	—
William L. Prater	2,400 5,000 7,500 5,000 — —	— — — 5,000 — —	(5)	— — — — — —	$24.27 22.39 13.25 11.93 — —	10/31/2015 10/31/2016 11/30/2017 1/24/2019 — —	— — — — — 21,650	(6)	— — — — — 487,342	— — — — 13,350 —	— — — — 300,509 —
W. James Threadgill, Jr.	12,000 12,000 15,000 10,000 — —	— — — 5,000 — —	(5)	— — — — — —	23.19 24.27 22.39 11.93 — —	11/30/2015 10/31/2015 10/31/2016 1/24/2019 — —	— — — — — 15,050	(6)	— — — — — 338,776	— — — — 11,550 —	— — — — 259,991 —
James R. Hodges	4,000	—		—	23.19	11/30/2015	—		—	—	—
	2,000	—		—	24.27	10/31/2015	—		—	—	—
	2,500	—		—	22.39	10/31/2016	—		—	—	—
	— — —	5,000 — —	(5)	— — —	11.93 — —	1/24/2019 — —	— — 14,700	(6)	— — 330,897	— 11,650 —	— 262,242 —
James V. Kelley	35,000 50,500 — —	— — 7,080 —	(5)	— — — —	23.19 24.27 11.93 —	11/30/2015 10/31/2015 1/24/2019 —	— — — —		— — — —	— — — 6,800	— — — 153,068
Gordon R. Lewis(7)	6,000 15,000 20,000 — — —	— — — 8,334 — —	(5)	— — — — — —	23.19 24.27 22.39 11.93 — —	3/12//2015 10/31/2015 10/31/2016 1/24/2019 — —	— — — — — 16,650	(6)	— — — — — 374,792	— — — — 18,350 —	— — — — 413,059 —

(1)	The amounts shown reflect option awards granted under the Long-Term Equity Incentive Plan.
(2)	Based upon the closing sale price of our common stock of $22.51 per share, as reported on the New York Stock Exchange on December 31, 2014.
(3)	Reflects the aggregate target number of performance shares granted in 2012, 2013 and 2014 under the Long-Term Equity Incentive Plan subject to the achievement of certain performance goals at the target level and continued service. For the performance shares granted in 2012, the performance goals were attained at 148% of the target level and 148% of the target number of performance shares granted in 2012 have been earned, although the entire target number of such shares is still reflected in the table. For the performance shares granted in 2013, the performance goals were attained at 146% of the target level and 146% of the target number of performance shares granted in 2013 have been earned, although the entire target number of such shares is still reflected in the table. For more information about the awards, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(4)	Reflects (a) 24,083 shares of restricted stock granted pursuant to the terms of Mr. Rollins’ Employment Agreement, which are subject to forfeiture until fully vested on November 27, 2017, (b) 88,232 shares of restricted stock granted pursuant to the terms of his Employment Agreement, which were subject to forfeiture until fully vested on January 1, 2015, (c) 22,950 shares of restricted stock granted under the Long-Term Equity Incentive Plan, which are subject to forfeiture until fully vested on May 15, 2019 and (d) 14,227 shares of performance-based restricted stock granted under the Long-Term Equity Incentive Plan, which generally vest in three installments on each anniversary of the date of grant, subject to the achievement of applicable performance goals and continued employment.
(5)	These options became exercisable on January 25, 2015.

(6)	Reflects shares of restricted stock granted under the Long-Term Equity Incentive Plan, a portion of which vests on May 15, 2018 and the remainder of which vest on May 15, 2019.
(7)	Mr. Lewis’ unvested equity awards, except as noted above, were forfeited upon his retirement, effective December 12, 2014. Pursuant to the terms of the Retirement and Noncompetition Agreement between Mr. Lewis and the Company, however, he became vested in a portion of the restricted stock awards granted to him under the BancorpSouth, Inc. Long-Term Equity Incentive Plan on March 26, 2013 and January 15, 2014. The portion that vested was calculated to correspond pro rata to the portion of the vesting period under the awards that Mr. Lewis had completed in service to the Company on the December 12, 2014, resulting in the vesting of 4,615 shares of stock.

Option Exercises and Stock Vested

The following table shows the amounts received by the Named Executive Officers upon the exercise of options or the vesting of restricted stock during 2014:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
James D. Rollins III	—	$—	7,114	$160,136
Chris A. Bagley	—	—	—	—
William L. Prater	—	—	2,520	56,725
W. James Threadgill, Jr.	15,000	172,760	2,520	56,725
James R. Hodges	20,000	210,600	1,680	37,817
James V. Kelley	120,935	755,273	7,616	171,436
Gordon R. Lewis	52,466	490,815	8,815	198,426

(1)	Based upon the closing sale price of our common stock of $22.51 per share, as reported on the New York Stock Exchange on December 31, 2014.

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of the Named Executive Officers based on the number of years of credited service under our defined benefit retirement plans as of December 31, 2014:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
James D. Rollins III	Retirement Plan	N/A	$11,407		$0
	Restoration Plan	N/A	$45,464		$0
	Supplemental Executive Retirement Plan	N/A	$1,241,998		$0
William L. Prater	Retirement Plan	N/A	$16,772		$0
	Restoration Plan	N/A	$18,357		$0
	Supplemental Executive Retirement Plan	N/A	$507,155		$0
Chris A. Bagley	Retirement Plan	N/A	$0	(1)	$0
	Restoration Plan	N/A	$0	(1)	$0
	Supplemental Executive Retirement Plan	N/A	$358,992		$0
James R. Hodges	Retirement Plan	42 years	$1,146,428		$0
	Restoration Plan	42 years	$746,267		$0
	Supplemental Executive Retirement Plan	N/A	$548,681		$0
James V. Kelley(2)	Retirement Plan	14 years	$1,167,681		$23,782
	Restoration Plan	14 years	$1,343,690		$27,235
	Supplemental Executive Retirement Plan	N/A	$1,153,392		$43,182
Gordon R. Lewis(2)	Retirement Plan	14 years	$616,149		$0
	Restoration Plan	14 years	$676,185		$0
	Supplemental Executive Retirement Plan	N/A	$772,520		$0
	Salary Continuation Agreement(3)	N/A	$573,192		$0
W. James Threadgill, Jr.	Retirement Plan	28 years	$842,884		$0
	Restoration Plan	28 years	$879,436		$0
	Supplemental Executive Retirement Plan	N/A	$568,255		$0

(1)	Mr. Bagley commenced employment on February 3, 2014 and had not satisfied the one-year service requirement for eligibility in the Retirement Plan and the Restoration Plan by December 31, 2014.

(2)	We maintain the First United Bancshares, Inc. defined benefit pension plan, which was frozen in connection with our merger with First United Bancshares, Inc. on August 31, 2000. As of December 31, 2014, under this plan, Mr. Kelley’s accrued annual retirement benefit was $43,118 payable as a ten-year certain single life annuity, based on 14 years of credited service; for Mr. Lewis, the accrued annual retirement benefit was $5,308 payable as a ten-year certain single life annuity, based on two years of credited service.
(3)	We maintained a Salary Continuation Agreement with Mr. Lewis that was entered into on August 17, 1990 with Mr. Lewis’ predecessor employer, Fredonia State Bank. The Salary Continuation Agreement provides a monthly payment of $4,000 upon retirement after age 65 and continuing for a period of 180 months. Mr. Lewis became eligible for this benefit upon attaining age 65 in 2014.

Retirement Plan

We maintain a tax-qualified, non-contributory, defined benefit retirement plan for our employees who have reached the age of 21 and have completed one year of service. Such employees who were hired prior to January 1, 2006 participate in the Retirement Plan and accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016, after which they will accrue benefits based on a cash balance formula. Eligible employees hired on or after January 1, 2006 participate in the Retirement Plan and accrue benefits based on a cash balance formula effective January 1, 2012 after reaching the age of 18 and completing one year of service.

The key provisions of the Retirement Plan are as follows:

•	Monthly benefit. Participants with a vested benefit will be eligible to receive retirement benefits, calculated using the following formulae, each month for the rest of their lives beginning on their normal retirement date (i.e., the date they reach age 65):

•	Final average pay formula. This formula applies for employees hired prior to January 1, 2006. On December 31, 2016, the final average pay benefit will be frozen and accruals in 2017 and later for employees hired prior to January 1, 2006 will be based on the cash balance formula. The final average pay formula is the sum of:

•	0.65% of the average compensation times years of service up to 35 years; plus

•	0.65% of the average compensation in excess of “covered compensation” (average of the Social Security wage base) times years of service up to 35 years.

•	Cash balance formula. This formula applied beginning January 1, 2012 for employees hired on or after January 1, 2006 and beginning January 1, 2017 for employees hired before January 1, 2006. The cash balance formula is based on the following:

•	Retirement benefit will be based on the value of a hypothetical account balance that is credited with 2.5% of pay for each year that the participant works at least 1,000 hours; and

•	The hypothetical account will be granted interest credits each year based on the yield of the six-month Treasury Bill as of the prior September plus 150 basis points.

Additional provisions may apply for participants who worked for a company that was acquired by us. Benefits are limited to the annual benefit limit set forth in Code Section 415, which was $210,000 per year in 2014.

•	Average compensation. Average compensation is the average of eligible pay earned over the period of five consecutive years that produces the highest average. This amount is subject to the annual compensation limit in Code Section 401(a)(17), which was $260,000 in 2014.

•	Integration with Social Security (covered compensation). As permitted by the Code, the final average pay formula provides higher benefit accruals for participants earning in excess of covered compensation (a 35-year average of the taxable wage base) so that their total retirement income (including Social Security benefits) as a percentage of compensation will be comparable to that of other employees.

•	Vesting. Participants become vested after reaching three years of service.

•	Early retirement benefits. Participants may elect to retire prior to their normal retirement date. If a participant is at least age 55 and has at least ten years of service, then he or she may receive benefits early. In such cases, the monthly benefit based on the final average pay formula will be calculated using the benefit formula described above, reduced by the sum of 6.67% times the number of years (up to five) that the participant elects to retire prior to the normal retirement date, plus 3.33% times the number of years (up to five) that the participant elects to retire prior to age 60. Based on the cash balance formula, the monthly benefit will be a single life annuity that is actuarially equivalent to the cash balance account value payable as of the early retirement date.

•	Death benefits. The participant’s beneficiary will receive a life annuity in an aggregate amount equal to the greater of (1) 50% of the amount the participant would have received if he or she had survived and elected the qualified joint and 50% contingent option payable at the earliest date allowed under the plan or (2) an amount that can be provided by the present value of the participant’s accrued benefit based on the final average pay formula plus the cash balance account value as of the participant’s date of death. If the participant made a valid election as of December 31, 2008, the beneficiary will receive a lump sum payment with respect to benefits accrued prior to January 1, 2004.

•	Disability benefits. Disabled participants will receive their accrued benefit determined as of the date of disability.

•	Special note on lump sum payments. The Retirement Plan has limited the lump sum value of benefits accrued after December 31, 2003 to $20,000. If the lump sum value of the portion of the participant’s benefit that has accrued since December 31, 2003 exceeds $20,000, the participant will not be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits. Instead, the participant will be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits that accrued up to December 31, 2003. Then, the portion of the participant’s benefit that has accrued since December 31, 2003 will be available as a residual annuity payment in addition to the lump sum payment option. A participant may, however, receive a lump sum payment of the entire benefit based on the cash balance formula.

Restoration Plan

This plan provides a supplement to our Retirement Plan for amounts that exceed the statutory limits on qualified plans under the Code. As a result, the executives, officers and management employees designated to participate in this plan will have a similar total retirement income as a percentage of total compensation as our other employees. This plan applies to compensation earned in excess of the limitation of Section 401(a)(17) of the Code (i.e., $260,000 in 2014). It also provides benefits that would otherwise be reduced by the annual limitation on annuity payments under Section 415 of the Code (i.e., $210,000 in 2014). Benefits are calculated by applying the same benefit formulae that apply under the Retirement Plan to the average compensation based on the final average pay formula or the annual compensation based on the cash balance formula earned by the participant in excess of these limits. For this purpose, compensation is the same as defined in the Retirement Plan but excludes commissions and includes compensation that is deferred under the Deferred Compensation Plan. Benefits are forfeited if the participant has not earned three years of vesting service under our Retirement Plan, is terminated for cause or violates certain noncompete or confidentiality covenants. Benefits are paid out of our general assets and are not dependent on investment returns or interest earned. Benefits are paid in the form of an annuity at the later of age 55 or separation from service, and benefits under the cash balance formula are paid as a lump sum within 90 days after separation from service.

In general, the provisions for the Restoration Plan are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Code in connection with compensation and benefits. The net benefit payable under the plan is the difference between this gross benefit and the benefit payable by the Retirement Plan.

Supplemental Executive Retirement Plan

We sponsor a non-qualified, non-contributory, unfunded defined benefit pension arrangement for select key employees. Benefits are paid out of our general assets and are not impacted by investment returns or interest earned. The key provisions of the Supplemental Executive Retirement Plan are as follows:

•	Monthly benefit. Eligible participants will receive 15% of average compensation, payable on the date of the participant’s retirement after age 65. As a result of an amendment to the plan in 2012, the Executive Compensation and Stock Incentive Committee has the authority to provide supplemental benefits in an amount up to $1,000 per month for the maximum payment period.

•	Average compensation. Average compensation is the average of eligible pay earned over the period of 36 months beginning January 1, 2006 or later that produces the highest average. Earnings in this plan include compensation that is deferred under the Deferred Compensation Plan.

•	Eligibility. Participants are a select group of management or highly compensated employees who are designated by the Executive Compensation and Stock Incentive Committee to participate.

•	Early retirement benefits. Participants may elect to retire and commence payments as early as age 55. The monthly benefit is calculated in the same manner as the normal retirement benefit, but is reduced 5% for each year that the participant elects to retire prior to age 65.

•	Death, disability and change in control benefits. If a participant dies or becomes totally and permanently disabled prior to retirement, the participant’s designated beneficiary will receive the early retirement benefit described above, but such an amount will not be less than one-half of the normal retirement benefit (i.e., 7.5% of average monthly compensation). Upon termination of employment following a change in control, the participant will receive the full retirement benefit with no reduction for termination prior to age 65.

•	Form of benefit payment. All benefits will be paid in equal consecutive monthly installments over a period of ten years.

•	Forfeiture of benefits. Except in the event of death, disability or a change in control, benefits under the plan are forfeited by participants who terminate employment prior to age 55. Benefits are also forfeited if a participant violates noncompete or confidentiality covenants.

Compounding Effect of Compensation Increases

The Executive Compensation and Stock Incentive Committee is aware that compensation increases for executive officers having the effect of enhancing benefits under its pension plans, particularly the Restoration Plan and the Supplemental Executive Retirement Plan. In general, these are defined benefit plans that are based on average compensation over five and three years, respectively. Salary and cash incentive award increases tend to have only a modest compounding impact on total amounts received by executives. Towers Watson, in its capacity as benefits consultant and pension actuary, provides us with relevant information so that the committee is able to consider the compounding effect of compensation adjustments under these programs.

Assumptions Used to Calculate Pension Values

Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions have been applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, “Compensation – Retirement Benefits,” or FASB ASC Topic 715, on the measurement date, although SEC rules specify certain exceptions (as noted in the table below).

The changes in pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year). The accumulated pension values shown in the Pension Benefits Table are based on the assumptions applied as of December 31, 2014.

The following key assumptions are used to determine the pension values:

Assumption	Basis for Assumption	December 31, 2013	December 31, 2014
Discount rate	Under SEC rules, discount rate used to measure pension liabilities under FASB ASC Topic 715.	4.90% for the Retirement Plan; 4.50% for the Restoration Plan; 3.65% for the Supplemental Executive Plan	4.10% for the Retirement Plan; 3.90% for the Restoration Plan; 3.10% for the Supplemental Executive Plan

Rate of future salary increases	Under SEC rules, no salary projection.	0%	0%

Form of payment	Retirement Plan: normal form of payment.(1)	Life annuity	Life annuity
	Restoration Plan: normal form of payment.(2)	Specified by participant	Specified by participant
	Supplemental Executive Retirement Plan: normal form of payment.	Ten-year certain annuity	Ten-year certain annuity

Date of retirement	For Summary Compensation Table and Pension Benefits Table, use normal retirement age pursuant to SEC rules.	Age 65	Age 65
	For Potential Payments Upon Termination or Change-in-Control Tables, use the determination date.	Immediate(3)	Immediate(3)

Lump sum interest rate	For Summary Compensation Table and Pension Benefits Table, use same assumption to measure pension liabilities under FASB ASC Topic 715.	Assumed equal to the discount rate used for the Retirement Plan.	Assumed equal to the discount rate used for the Retirement Plan.
	For Potential Payments Upon Termination or Change-in-Control Tables, use interest rate defined by the plan for the upcoming plan year pursuant to §417(e) of the Code.	Rates as specified at the time of payment by the Treasury under §417(e) of the Code.	Rates as specified at the time of payment by the Treasury under §417(e) of the Code.

Post-retirement mortality	For Summary Compensation Table and Pension Benefits Table, use same assumption to measure pension liabilities under FASB ASC Topic 715.	RP-2000 (50/50 Blend) for lump sum option. Sex-distinct tables for annuity option. All tables updated to measurement date.	RP-2014 Employees and Healthy Annuitants mortality tables for males and females with generational projection using Scale MP-2014
	For Potential Payments Upon Termination or Change-in-Control Tables, use Mortality Table pursuant to §417(e) of the Code.	RP-2000 (50/50 Blend) projected to 2013	RP-2000 (50/50 Blend) projected to 2014

(1)	For the Retirement Plan, information in the Summary Compensation Table and the Pension Benefits Table assumes the normal form of payment is a life annuity. For these tables, it is assumed that 5% of participants elect the normal form for benefits accrued prior to January 1, 2004 and 95% elect a lump sum payment for benefits accrued prior to January 1, 2004. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. For the cash balance formula benefit, it is assumed that 95% of participants elect a lump sum and 5% elect an annuity. Results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity. For more information, see the subsection above entitled “– Retirement Plan – Special Note on Lump Sum Payments.”
(2)	For the Restoration Plan, certain participants were allowed to make an election as of December 31, 2008 to receive the benefits accrued prior to January 1, 2004 as a lump sum payment or as a life annuity. Messrs. Kelley, Threadgill and Hodges elected to receive life annuities, while Mr. Lewis elected to receive a lump sum payment. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. In the event that a lump sum payment was elected, results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity.

(3)	For the Retirement Plan and the Restoration Plan, participants may retire immediately under the early retirement provisions of each plan if they have reached age 55 and earned at least ten years of vesting service. Participants who retire prior to age 65 and do not meet early retirement eligibility requirements may elect an immediate annuity that is actuarially equivalent to their accrued benefit. Cash balance formula benefits are payable as a lump sum at any time after termination, with the option to elect an actuarially equivalent annuity. For the Supplemental Executive Retirement Plan, participants may retire immediately under the early retirement provisions of the plan if they have reached age 55. Participants who terminate employment prior to retirement eligibility will not be eligible for a benefit under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

The following table shows the activity during 2014 and the aggregate balance held by each of the Named Executive Officers at December 31, 2014 under the Deferred Compensation Plan:

Name	Executive Contributions	BancorpSouth Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2014
James D. Rollins III	$—	$—	$—	$—	$—
William L. Prater	—	—	—	—	—
Chris A. Bagley	—	—	—	—	—
James R. Hodges	—	—	—	—	—
James V. Kelley	—	—	—	—	—
Gordon R. Lewis	186,011	—	19,975	—	741,631
W. James Threadgill, Jr.	—	—	—	—	—

We maintain the Deferred Compensation Plan as a nonqualified contribution benefit arrangement for our executive officers. This plan permits eligible employees to elect to defer a portion of their compensation. We do not make a matching or other contribution under this plan. Each participant’s account is credited with interest effective June 30 and December 31 of each calendar year. Interest is credited at the rate equal to the yield on the most recently-issued U.S. Treasury note with an original maturity of ten years or the most recently-issued U.S. Treasury note with an original maturity of one year, whichever is greater, as quoted in The Wall Street Journal for the last business day of the calendar year. Participant accounts are distributed following retirement or separation from service in installment payments over ten years, unless the participant timely elects a different form of payment. Generally, payments cannot commence until six months following separation from service.

These programs supplement our tax-qualified 401(k) Profit-Sharing Plan, as the Code limits the amounts that can be accrued in a qualified plan for highly paid executives. Both programs are subject to the rules under Section 409A of the Code.

Potential Payments Upon Termination or Change-in-Control

The following tables show the amounts that each Named Executive Officer would have received assuming that the Named Executive Officer resigned or retired, his employment was terminated, a change in control occurred or he died or became disabled effective December 31, 2014. Additional information regarding the payments described below is summarized above under “COMPENSATION DISCUSSION AND ANALYSIS—Employment Agreements and Change in Control Agreements” and under “– Pension Benefits”:

Mr. Rollins

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause		Termination Related to Change in Control		Death or Disability
Base Salary	$—	$1,600,000	(1)	$2,400,000	(2)	$—
Non-Equity Incentive Plan Compensation	—	—		2,400,000	(2)	546,599	(2)
Options (unvested)	—	—		—		—
Restricted Stock (unvested)	—	2,848,460	(3)	2,848,460	(3)	2,848,460	(3)
Performance Shares (unvested)	—	129,995	(4)	129,995	(4)	129,995	(4)
Insurance Benefits	—	36,370	(5)	54,555	(6)	1,000,000	(7)
Restoration Plan(8)	57,716	57,716		51,716		51,716
Supplemental Executive Retirement Plan(8)	104,200	104,200		189,454		104,200
Accrued Vacation	46,923	46,923		46,923		46,923

(1)	The amount shown reflects the product of two times Mr. Rollins’ base salary pursuant to the terms of his Employment Agreement.
(2)	The amount shown reflects the product of three times Mr. Rollins’ base salary and target bonus that would be payable if Mr. Rollins was terminated without “cause” or resigned his employment for “good reason” (as defined in his Employment Agreement) in connection with a change of control. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.
(3)	The amount shown reflects the market value of 126,542 shares of restricted stock that would have vested pursuant to the terms of Mr. Rollins’ Employment Agreement.
(4)	The amount shown reflects the market value of 5,775 shares earned and would have vested under Mr. Rollins’ Employment Agreement and performance share award agreement.
(5)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 24-month period in accordance with the terms of Mr. Rollins’ Employment Agreement.
(6)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 36-month period following a change in control in accordance with the terms of Mr. Rollins’ Employment Agreement.
(7)	The amount shown reflects the proceeds due under our split dollar life insurance program. There is no disability benefit under this program.
(8)	The amounts shown reflect the present value of benefits accrued that would be payable.

Mr. Bagley

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—	$—	$1,125,000	(1)	$—
Non-Equity Incentive Plan Compensation	—	—	1,265,625	(1)	350,000	(1)
Options (unvested)	—	—	—		—
Restricted Stock (unvested)	—	—	1,688,250	(2)	1,688,250	(2)
Performance Shares (unvested)	—	—	—		—
Insurance Benefits	—	—	55,014	(3)	600,000	(4)
Restoration Plan(5)	2,370	2,370	2,370		2,370
Supplemental Executive Retirement Plan(5)	—	—	58,061		29,031
Accrued Vacation	20,769	20,769	20,769		20,769
Perquisites	—	—	20,337	(6)	—

(1)	The amounts shown reflect the product of 250% of Mr. Bagley’s base salary and maximum cash incentive under our Amended and Restated Executive Performance Incentive Plan pursuant to the terms of his Change in Control Agreement. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.
(2)	The amounts shown reflect the market value of 75,000 shares of restricted stock that would have vested pursuant to the terms of Mr. Bagley’s restricted stock award agreement.
(3)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 36-month period in accordance with the terms of Mr. Bagley’s Change in Control Agreement.
(4)	The amount shown reflects the proceeds due under our group term life insurance program. There is no disability benefit under this program.
(5)	The amounts shown reflect the present value of benefits accrued that would be payable.
(6)	The amount shown is equal to 300% of the value of perquisites provided to Mr. Bagley under his Change in Control Agreement.

Mr. Prater

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—	$—	$790,000	(1)	$—
Non-Equity Incentive Plan Compensation	—	—	1,027,000	(1)	175,424	(1)
Options (unvested)	—	—	52,900	(2)	52,900	(2)
Restricted Stock (unvested)	—	—	487,342	(3)	487,342	(3)
Performance Shares (unvested)	—	—	256,164	(4)	256,164	(4)
Insurance Benefits	—	—	20,062	(5)	750,000	(6)
Restoration Plan(7)	21,264	21,264	21,264		21,264
Supplemental Executive Retirement Plan(7)	—	—	80,371		40,185
Accrued Vacation	19,750	19,750	19,750		19,750
Perquisites	—	—	22,880	(8)	—

(1)	The amounts shown reflect the product of 200% of Mr. Prater’s base salary and maximum cash incentive under our Amended and Restated Executive Performance Incentive Plan pursuant to the terms of his Change in Control Agreement. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.
(2)	The amounts shown reflect the market value of 5,000 shares of stock over the exercise price subject to options that would vest pursuant to the terms of Mr. Prater’s stock option agreement.
(3)	The amounts shown reflect the market value of 21,650 shares of restricted stock that would have vested pursuant to the terms of Mr. Prater’s restricted stock award agreement.
(4)	The amounts shown reflect the market value of 11,380 shares of stock under Mr. Prater’s performance share awards that would have vested pursuant to the terms of his performance award agreement.
(5)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 24-month period in accordance with the terms of Mr. Prater’s Change in Control Agreement.
(6)	The amount shown reflects the proceeds due under our split dollar life insurance program. There is no disability benefit under this program.
(7)	The amounts shown reflect the present value of benefits accrued that would be payable.
(8)	The amount shown is equal to 200% of the value of perquisites provided to Mr. Prater under his Change in Control Agreement.

Mr. Threadgill

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—	$—	$730,000	(1)	$—
Non-Equity Incentive Plan Compensation	—	—	730,000	(1)	124,693	(1)
Options (unvested)	—	—	52,900	(2)	52,900	(2)
Restricted Stock (unvested)	—	—	374,792	(3)	374,792	(3)
Performance Shares (unvested)	—	—	205,291	(4)	205,291	(4)
Insurance Benefits	—	—	27,600	(5)	750,000	(6)
Restoration Plan(7)	51,428	51,428	51,428		89,398	(8)
Supplemental Executive Retirement Plan(7)	57,245	57,245	76,327		57,245
Accrued Vacation	830	830	830		830
Perquisites	—	—	26,420	(9)	—

(1)	The amounts shown reflect the product of 200% of Mr. Threadgill’s base salary and maximum cash incentive under our Amended and Restated Executive Performance Incentive Plan pursuant to the terms of his Change in Control Agreement. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.
(2)	The amounts shown reflect the market value of 5,000 shares of stock over the exercise price subject to options that would vest pursuant to the terms of Mr. Threadgill’s stock option agreement.
(3)	The amounts shown reflect the market value of 16,650 shares of restricted stock that would have vested pursuant to the terms of Mr. Threadgill’s restricted stock award agreement.
(4)	The amounts shown reflect the market value of 9,120 shares of stock under Mr. Threadgill’s performance share awards that would have vested pursuant to the terms of his performance award agreement.
(5)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 24-month period in accordance with the terms of Mr. Threadgill’s Change in Control Agreement.
(6)	The amount shown reflects the proceeds due under our split dollar life insurance program. There is no disability benefit under this program.
(7)	The amounts shown reflect the present value of benefits accrued that would be payable.
(8)	The amount in the table reflects the disability benefit under the Restoration Plan; the death benefit would be $45,509.
(9)	The amount shown is equal to 200% of the value of perquisites provided to Mr. Threadgill under his Change in Control Agreement.

Mr. Hodges

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—	$—	$355,000	(1)	$—
Non-Equity Incentive Plan Compensation	—	—	243,254	(1)	121,277	(1)
Options (unvested)	—	—	52,900	(2)	52,900	(2)
Restricted Stock (unvested)	—	—	330,897	(3)	330,897	(3)
Performance Shares (unvested)	—	—	330,897	(3)	330,897	(3)
Insurance Benefits	—	—	12,038		750,000
Restoration Plan(7)	62,597	62,597	62,597		59,979	(8)
Supplemental Executive Retirement Plan(7)	58,933	58,933	69,333		58,933
Accrued Vacation	28,216	28,216	28,216		28,216
Perquisites	—	—	4,499	(9)	—

(1)	The amounts shown reflect 100% of Mr. Hodges’ base salary and maximum cash incentive under our Amended and Restated Executive Performance Incentive Plan pursuant to the terms of his Change in Control Agreement, including a reduction in cash payments of $111,746. This reduction is described in the Change in Control Agreement and is required so that the total paid to Mr. Hodges on account of the change in control is less than 300% of his average annual compensation. The amount shown for death or disability reflects the terms of our Amended and Restated Executive Performance Incentive Plan.
(2)	The amounts shown reflect the market value of 5,000 shares of stock over the exercise price subject to options that would vest pursuant to the terms of Mr. Hodges’ stock option agreement.
(3)	The amounts shown reflect the market value of 14,700 shares of restricted stock that would have vested pursuant to the terms of Mr. Hodges’ restricted stock award agreement.
(4)	The amounts shown reflect the market value of 9,358 shares of stock under Mr. Hodges’ performance share awards that would have vested pursuant to the terms of his performance award agreement.
(5)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 12-month period in accordance with the terms of Mr. Hodges’ Change in Control Agreement.
(6)	The amount shown reflects the proceeds due under our split dollar life insurance program. There is no disability benefit under this program.
(7)	The amounts shown reflect the present value of benefits accrued that would be payable.
(8)	The amount in the table reflects the disability benefit under the Restoration Plan; the death benefit would be $59,455.
(9)	The amount shown is equal to 100% of the value of perquisites provided to Mr. Hodges under his Change in Control Agreement.

Mr. Kelley

Executive Benefits and Payments upon Termination	Retirement(1)		Involuntary Termination without Cause	Termination Related to Change in Control	Death or Disability
Base Salary	$—		$—	$—	$—
Non-Equity Incentive Plan Compensation	187,894		—	—	—
Options (unvested)	—		—	—	—
Restricted Stock (unvested)	—		—	—	—
Performance Shares (unvested)	226,541	(2)	—	—
Insurance Benefits	—		—	—	—
Restoration Plan	81,704	(3)	—	—	—
Supplemental Executive Retirement Plan	129,545	(4)	—	—	—
Accrued Vacation	42,625		—	—	—
Perquisites	—		—	—	—

(1)	Mr. Kelley retired effective August 15, 2014. The amounts on this table reflect payments that were paid or are payable to Mr. Kelley on account of his retirement. Retirement plan benefits are expressed as annual payments. The present value of such payments is described above under “COMPENSATION DISCUSSION AND ANALYSIS—Pension Benefits.”
(2)	This reflects the value of 10,064 performance shares earned in 2012 and 2013 and paid on December 31, 2014 due to Mr. Kelley’s retirement under the terms of the performance share award.
(3)	Mr. Kelley is receiving a 100% joint and survivor annuity with 10 years certain of $81,704 per year payable as of March 1, 2015.
(4)	Mr. Kelley is receiving $129,545 annually for ten years, commencing March 1, 2015.

Mr. Lewis

Executive Benefits and Payments upon Termination	Retirement(1)		Involuntary Termination without Cause	Termination Related to Change in Control	Death or Disability
Base Salary	$—		$—	—	—
Non-Equity Incentive Plan Compensation	163,980		—	—	—
Options (unvested)	—		—	—	—
Restricted Stock (unvested)	103,884	(2)	—	—	—
Performance Shares (unvested)	534,050	(3)	—	—	—
Insurance Benefits	550,000	(4)	—	—	—
Restoration Plan	42,094	(5)	—	—	—
Supplemental Executive Retirement Plan	84,293	(6)	—	—	—
Salary Continuation Agreement	48,000	(7)	—	—	—
Accrued Vacation	17,308		—	—	—
Perquisites	—		—	—	—
Nonqualified Deferred Compensation	70,284	(8)	—	—	—

(1)	Mr. Lewis retired effective December 12, 2014. The amounts on this table reflect payments that were paid or are payable to Mr. Lewis on account of his retirement. Retirement plan benefits are expressed as annual payments. The present value of such payments is described above under “COMPENSATION DISCUSSION AND ANALYSIS—Pension Benefits.”
(2)	This reflects the value of 4,615 shares of restricted stock that were vested under the terms of our Retirement and Noncompetition Agreement with Mr. Lewis.
(3)	This reflects the value 23,725 performance shares earned under awards granted as follows: (i) 11,100 shares earned for the 2012-13 performance period and paid on December 31, 2014 at the end of the retention period, (ii) 10,950 shares earned for the 2013-14 performance period to be paid at the end of 2015 retention period, and (iii) 1,675 shares, which is an estimate of one-half of the number of shares that can be earned during the 2014-15 performance period and may be issued at the end of the 2016 retention period. Such payments are pursuant to the terms of the respective performance awards due to Mr. Lewis’ retirement.
(4)	Reflects the value of the carve-out benefit available on retirement under our split dollar insurance program.
(5)	Mr. Lewis is receiving a 100% joint and survivor annuity with 10 years certain of $42,094 per year payable as of July 1, 2015.
(6)	Mr. Lewis is receiving $84,293 annually for ten years, commencing March 1, 2015.
(7)	Mr. Lewis is receiving $48,000 annually for 15 years, commencing March 1, 2015.
(8)	Mr. Lewis is receiving $70,284 annually for ten years, commencing March 1, 2015 under our Deferred Compensation Plan. The present accumulated value of this benefit is $741,631.

DIRECTOR COMPENSATION

The following table provides information with respect to non-employee director compensation for the fiscal year ended December 31, 2014:

Name(1)	Fees Earned or Paid in Cash(2)	Restricted Stock Unit Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Gus J. Blass III*	$50,004	$34,545	$—	$—	$—	$—	$84,549
James E. Campbell III*	53,004	34,545	—	—	—	—	87,549
Albert C. Clark(5)	16,664	—	—	—	—	—	16,664
Grace Clark(6)	10,998	—	—	—	—	—	10,998
Hassell H. Franklin**	85,336	34,545	—	—	—	—	119,881
W. G. Holliman, Jr.**	76,856	34,545	—	—	—	—	111,401
Warren A. Hood, Jr.	50,004	34,545	—	—	—	—	84,549
Keith J. Jackson	54,004	34,545	—	—	—	—	88,549
Larry G. Kirk**	60,000	34,545	—	—	—	—	94,545
Turner O. Lashlee(7)	61,336	34,545	—	—	—	—	95,881
Guy W. Mitchell III**	62,824	34,545	—	—	—	—	97,369
Robert C. Nolan	67,336	34,545	—	—	—	—	101,881
W. Cal Partee, Jr.(8)	54,004	34,545	—	—	—	—	88,549
Aubrey B. Patterson(9)	33,664	—	—	—	—	—	33,664
Alan W. Perry*	49,992	34,545	—	—	—	—	84,537
Thomas H. Turner(10)	42,837	—	—	—	—	—	42,837

*	Serves as Chair of a committee of the Board of Directors of BancorpSouth Bank.
**	Serves as Chair of a committee of the Board of Directors of BancorpSouth.
(1)	Messrs. Rollins and Kelley, who were employed by us in 2014, did not receive compensation for serving as members of the Board of Directors.
(2)	Our directors are required to take at least 50% of the fees payable to them for their service as directors (annual retainers and meeting attendance fees) in the form of our common stock. A director may, however, elect to take a larger percentage of his or her fees in our common stock. Payments in stock are valued at the market price on the date the fee is paid. Further, certain of our directors (Messrs. Clark, Franklin, Holliman, Kirk and Perry) have elected under our Deferred Directors’ Fee Unfunded Plan to defer receipt of all or a portion of the cash fees to which they are entitled until such time as they cease to be directors.

For 2014, the directors received the following aggregate number of shares of our common stock with respect to fees payable for their service as directors:

Name	Number of Shares	Aggregate Grant Date Fair Value†
Gus J. Blass III	2,179	50,004
James E. Campbell III	2,310	53,004
Albert C. Clark	331	8,332
Grace Clark	219	5,499
Hassell H. Franklin	1,860	42,668
W. G. Holliman, Jr.	1,665	38,293
Warren A. Hood, Jr.	2,179	50,004
Keith J. Jackson	2,361	54,004
Larry G. Kirk	1,308	30,000
Turner O. Lashlee	1,337	30,668
Guy W. Mitchell III	1,370	31,413
Robert C. Nolan	1,468	33,668
W. Cal Partee, Jr.	2,361	54,004
Aubrey B. Patterson	737	20,198
Alan W. Perry	1,095	24,996
Thomas H. Turner	1,869	42,837

†	Reflects the aggregate grant date fair value of stock received on each of April 1, 2014, July 1, 2014, October 1, 2014 and January 2, 2015, computed in accordance with FASB ASC Topic 718, for fees earned in 2014.

(3)	Reflects the aggregate grant date fair value of restricted stock units awarded on May 1, 2014 pursuant to the terms of our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors, computed in accordance with FASB ASC Topic 718. The shares of our common stock underlying these awards will vest on the date of the annual meeting of shareholders.
(4)	No options were granted to non-employee directors during 2014. As of December 31, 2014, the number of shares of our common stock underlying outstanding options granted for services as a director was as follows:

Name	Number of Securities Underlying Outstanding Option Awards
	(Exercisable)	(Unexercisable)
Gus J. Blass III	—	—
James E. Campbell III	—	—
Albert C. Clark	—	—
Grace Clark	—	—
Hassell H. Franklin	10,800	—
W. G. Holliman, Jr.	10,800	—
Warren A. Hood, Jr.	—	—
Keith J. Jackson	—	—
Larry G. Kirk	10,800	—
Turner O. Lashlee	10,800	—
Guy W. Mitchell III	10,800	—
Robert C. Nolan	10,800	—
W. Cal Partee, Jr.	10,800	—
Aubrey B. Patterson	—	—
Alan W. Perry	10,800	—
Thomas H. Turner	—	—

(5)	Mr. Clark did not stand for re-election to the Board of Directors at the 2014 annual meeting of shareholders.
(6)	Ms. Clark resigned from the Board of Directors on March 20, 2014.
(7)	Mr. Lashlee is not standing for re-election to the Board of Directors at the 2015 annual meeting of shareholders.
(8)	Mr. Partee is not standing for re-election to the Board of Directors at the 2015 annual meeting of shareholders.
(9)	Mr. Patterson did not stand for re-election to the Board of Directors at the 2014 annual meeting of shareholders.
(10)	Mr. Turner resigned from the Board of Directors, effective as of December 3, 2014. As a result of his resignation, the restricted stock unit awards granted to him on May 1, 2014 were forfeited.

Each of our directors also currently serves on the Board of Directors of BancorpSouth Bank. Our directors receive the following compensation for their service:

•	An annual retainer of $38,000 for serving on both our Board of Directors and the Board of Directors of BancorpSouth Bank;

•	The Lead Director receives an additional annual retainer of $15,000;

•	Members of the Executive Committee receive an annual retainer of $12,000;

•	Members of the Audit Committee receive an annual retainer of $12,000;

•	Members of other standing committees of either board of directors receive an annual retainer of $6,000;

•	Chairmen of standing or special committees of either board of directors, other than the Audit Committee and Risk Management Committee, receive an additional annual retainer of $3,000;

•	The Chairman of the Audit Committee receives an additional annual retainer of $10,000; and

•	The Chairman of the Risk Management Committee receives an additional annual retainer of $7,500.

Directors are also reimbursed for necessary travel expenses and are insured under our group life insurance plan for amounts of $15,000 to age 65 and $9,750 from age 65 until reaching age 70.

Each of our non-employee directors is eligible to participate in our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors. The 1995 Non-Qualified Stock Option Plan is administered by the Nominating and Corporate Governance Committee, which may not deviate from the express annual awards provided for in the plan. In 2013, the Executive Compensation and Stock Incentive Committee amended this plan to prohibit option repricing without shareholder approval and to clarify certain language regarding vesting periods and performance conditions for awards granted under the plan. A total of 964,000 shares of common stock are currently reserved for issuance under the 1995 Non-Qualified Stock Option Plan. As of January 31, 2015, options to purchase 544,746 shares of common stock and 57,500 restricted stock units have been granted under this plan. Of these awards, options to purchase 297,546 shares have been exercised and 37,000 restricted stock units have vested, and options to purchase 150,000 shares and 2,500 restricted stock units have been forfeited.

Prior to 2008, the 1995 Non-Qualified Stock Option Plan automatically granted options to purchase 3,600 shares of our common stock to non-employee directors on May 1 of each year. In 2008, shareholders approved an amendment to the 1995 Non-Qualified Stock Option Plan that, among other things, provides for the grant of restricted stock units. A restricted stock unit is the right to receive stock (but not dividends) on a future vesting date. Under the plan, restricted stock units will vest on the date of the first annual meeting of shareholders that follows the date of the award. As a result of the 2008 amendment to the 1995 Non-Qualified Stock Option Plan, the Nominating and Corporate Governance Committee has the discretion to grant non-qualified stock options, restricted stock and restricted stock units to our non-employee directors. On May 1, 2014, the Nominating and Corporate Governance Committee awarded 1,500 restricted stock units to each of our non-employee directors pursuant to the 1995 Non-Qualified Stock Option Plan, and the shares of our common stock underlying these awards will vest on the date of the annual meeting of shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2015. KPMG LLP provided audit and audit-related services to us for the years ended December 31, 2014 and 2013. We anticipate that representatives of KPMG LLP will attend the annual meeting and will have the opportunity to make a statement, if they determine to do so, and will be available to respond to appropriate questions at that time. The aggregate fees billed for the services provided to us by KPMG LLP for the years ended December 31, 2014 and December 31, 2013 were as follows:

	2014	2013
Audit Fees(1)	$1,209,890	$942,000
Audit-Related Fees(2)	7,550	51,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,217,440	$993,000

(1)	The Audit Fees for the years ended December 31, 2014 and 2013 represent the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements, including the audit of internal control over financial reporting, and for services that are normally provided by KPMG LLP in connection with regulatory filings or engagements.
(2)	The Audited-Related Fees consisted principally of fees for services related to certain employee benefit plans.

The Audit Committee pre-approves each audit and non-audit service provided by our auditor prior to its engagement to perform such services. The Audit Committee has not adopted any other pre-approval policies or procedures.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four directors, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange. The Audit Committee held 10 meetings in 2014. These meetings facilitated communication with senior management, the internal auditors and BancorpSouth’s independent registered public accounting firm. During 2014, the Audit Committee held discussions with the internal auditors and BancorpSouth’s independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of BancorpSouth’s financial reporting and internal controls.

The role and responsibilities of the Audit Committee are set forth in the charter adopted by the Board of Directors, a copy of which is available on BancorpSouth’s website at www.bancorpsouth.com on the Investor Relations webpage under the caption “Corporate Information – Committee Charting.” In fulfilling its responsibilities, the Audit Committee:

•	Reviewed and discussed with management BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2014 and BancorpSouth’s unaudited quarterly consolidated financial statements during 2014 (including the disclosures contained in BancorpSouth’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);

•	Discussed with KPMG LLP, BancorpSouth’s independent registered public accounting firm, the matters required to be discussed under Auditing Standard No. 16, both with and without management present; and

•	Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence.

Based on the Audit Committee’s review and discussions as described above, and in reliance thereon, the Audit Committee recommended to BancorpSouth’s Board of Directors that BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2014 be included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee:

Larry G. Kirk (Chairman)
W.G. Holliman, Jr.
Warren A. Hood, Jr.
W. Cal Partee, Jr.

EXECUTIVE COMPENSATION AND STOCK INCENTIVE COMMITTEE REPORT

The Executive Compensation and Stock Incentive Committee has reviewed and discussed the Compensation Discussion and Analysis required by Securities and Exchange Commission Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Executive Compensation and Stock Incentive Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2014.

Executive Compensation and Stock Incentive Committee:

W.G. Holliman, Jr. (Chairman)
James E. Campbell III
Hassell H. Franklin
Robert C. Nolan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BancorpSouth Bank conducts banking transactions in the ordinary course of business with our officers and directors and their associates, affiliates and family members. While certain provisions of the Sarbanes-Oxley Act of 2002 generally prohibit us from making personal loans to our executive officers and directors, it permits BancorpSouth Bank to make loans to our executive officers and directors so long as such loans are on non-preferential terms. During the year ended December 31, 2014, BancorpSouth Bank made loans to our executive officers, directors and their family members that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BancorpSouth Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Pursuant to its charter and the Related Person Transaction Policy approved by our Board of Directors, the Nominating and Corporate Governance Committee reviews and approves in advance all “related person” transactions between BancorpSouth or BancorpSouth Bank and any of their “related persons” or affiliates, or transactions in which any of such persons directly or indirectly is interested or benefitted. If advance approval of a related person transaction by the Nominating and Corporate Governance Committee is not practicable, then the related person transaction shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In accordance with the Related Person Transaction Policy, no director is permitted to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the related person transaction to the Nominating and Corporate Governance Committee.

Pursuant to the Related Person Transaction Policy, the Board of Directors has delegated to the Chairman of the Nominating and Corporate Governance Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $100,000. In addition, the policy enumerates certain related person transactions that are deemed to be pre-approved or ratified, as applicable, by the committee.

GENERAL INFORMATION

Counting of Votes

All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be voted on by ballot. Inspectors of election will be appointed to, among other things:

•	Determine the number of shares of our common stock outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies;

•	Receive votes on ballots;

•	Hear and determine all challenges and questions in any way arising in connection with the right to count and tabulate all votes; and

•	Determine the voting results.

Each proposal presented herein to be voted on at the annual meeting must be approved by the vote described under such proposal. The inspectors of election will treat shares represented by properly submitted proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Inspectors of election will not count broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held of record by brokers or nominees as to which voting instructions have not been received from the beneficial owner with respect to any proposal that does not relate to a “routine” matter. Because the election of directors is not a “routine” matter, if shares are held in “street name” through a broker or other holder of record and the beneficial holder does not indicate how to vote on either of these matters, the record holder will not vote the beneficial holder’s shares on those matters.

Abstentions and broker non-votes do not constitute a vote “for” or “against” and will be disregarded in the calculation of a plurality. Therefore, neither abstentions nor broker non-votes will have any effect on the proposal presented in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of the outstanding shares of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. These officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms and certain other forms that they file. There are specific due dates for these reports, and we are required to report in this Proxy Statement any failure to file reports timely as required for 2014. Based solely upon a review of the applicable filings on the SEC’s EDGAR website, copies of reports furnished to us and written representations that no other reports were required, we believe that these reporting and filing requirements were complied with for 2014 except that Mr. Prater failed to report a single transaction of 19,900 non-qualified stock options transferred to his former spouse in accordance with a divorce decree dated July 17, 2014; and Carol Waddle (our Executive Vice President and Chief Audit Officer) failed to report a single transaction relating to an award of 1,500 shares of restricted stock on January 2, 2014. Each of these transactions was subsequently reported on a Form 4 filing.

Shareholder Nominations and Proposals

Shareholders who would like to recommend director nominees or make a proposal for consideration at the 2016 annual meeting of shareholders should submit the nomination or proposal, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2) promulgated under the Securities Exchange Act of 1934, as amended, in writing and mailed to the Corporate Secretary at the address listed below. We must receive all such nominations and proposals not later than November 21, 2015 in order for the nomination or proposal to be included in our proxy statement. Shareholder nominations and proposals submitted after November 21, 2015 but before December 21, 2015, will not be included in our proxy statement, but may be included in the agenda for our 2016 annual meeting if submitted to our Corporate Secretary at the address listed below and if such nomination or proposal includes:

•	The name and address of the shareholder;

•	The class and number of shares of common stock held of record and beneficially owned by such shareholder;

•	The name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of common stock are registered on our stock transfer books;

•	A representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•	A brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders;

•	Any personal or other material interest of the shareholder in the business to be submitted;

•	As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	All other information relating to the nomination or proposed business that may be required to be disclosed under applicable law.

In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information we reasonably request. Such notice shall be sent to the following address:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded and, upon the instructions of the presiding officer of the annual meeting, all votes cast for each such nominee and any such proposal will be disregarded.

The individuals named as proxies on the proxy card for our 2016 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in our proxy statement for the 2016 annual meeting, unless we receive notice of the matter to be proposed not earlier than November 21, 2015 nor later than December 21, 2015 and in accordance with the requirements listed above. These dates assume a mailing date for this Proxy Statement of March 20, 2015. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of the proposal and how the proxies intend to exercise their discretion to vote on these matters, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

Householding of Proxy Materials and Annual Reports

The SEC rules regarding delivery of proxy statements and annual reports may be satisfied by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding, however, will continue to receive separate proxy cards. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold our common stock as a registered shareholder and prefer to receive separate copies of a proxy statement and/or annual report either now or in the future, please call 1-800-368-5948 or send a written request to:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Shareholders who share an address and are receiving multiple copies of proxy statements and annual reports and would prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report by calling 1-800-368-5948 or sending a written request to the address above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This Proxy Statement and our 2014 Annual Report to Shareholders are available at www.bancorpsouth.com/ proxy. If you wish to attend the annual meeting and need directions, please call us at 1-888-797-7711.

Miscellaneous

We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of common stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone. We may also engage a proxy solicitation firm to assist us in our solicitation efforts, if necessary or desirable to assure the presence of a quorum at the annual meeting, although no such firm has been engaged as of the date of this Proxy Statement.

Our management is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted with respect to such matters in accordance with the judgment of the person or persons voting such proxies, subject to the direction of our Board of Directors.

A copy of our 2014 Annual Report to Shareholders has been made available for Internet access to all shareholders entitled to notice of and to vote at the annual meeting.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2014 will be furnished without charge to any shareholder who requests such report by sending a written request to:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

A copy of our Annual Report Form 10-K for the year ended December 31, 2014 may also be obtained without charge on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “SEC Filings – Documents” and through the SEC’s website at www.sec.gov.

BANCORPSOUTH, INC.

JAMES D. ROLLINS III

Chairman of the Board and Chief Executive Officer

March 20, 2015

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Central Time, on April 22, 2015.
Vote by Internet
• Go to www.envisionreports.com/bxs
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposal 1 — The Board of Directors recommends a vote FOR all the nominees listed.									+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - James E. Campbell III	☐	☐	02 - Deborah M. Cannon	☐	☐	03 - Hassell H. Franklin	☐	☐
	04 - W.G. Holliman, Jr.	☐	☐	05 - Keith J. Jackson	☐	☐	06 - Robert C. Nolan	☐	☐

Note: We may conduct such other business as may properly come before the 2015 Annual Meeting of Shareholders or any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

BancorpSouth, Inc. – Annual Meeting April 22, 2015

YOUR VOTE IS IMPORTANT!

Annual Meeting materials are available online at: www.envisionreports.com/bxs

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

REVOCABLE PROXY — BancorpSouth, Inc.

Notice of 2015 Annual Meeting of Shareholders

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting — April 22, 2015

Larry G. Kirk, Guy W. Mitchell, III, and Alan W. Perry (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of BancorpSouth, Inc. to be held on April 22, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1.

In their discretion, the Proxies are authorized to vote upon such other business as may property come before the 2015 Annual Meeting of Shareholders or any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposal 1 — The Board of Directors recommends a vote FOR all the nominees listed.									+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - James E. Campbell III	☐	☐	02 - Deborah M. Cannon	☐	☐	03 - Hassell H. Franklin	☐	☐
	04 - W.G. Holliman, Jr.	☐	☐	05 - Keith J. Jackson	☐	☐	06 - Robert C. Nolan	☐	☐

Note: We may conduct such other business as may properly come before the 2015 Annual Meeting of Shareholders or any postponement or adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

BancorpSouth, Inc. – Annual Meeting April 22, 2015

YOUR VOTE IS IMPORTANT!

Annual Meeting materials are available online at: www.edocumentview.com/bxs

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

REVOCABLE PROXY — BancorpSouth, Inc.

Notice of 2015 Annual Meeting of Shareholders

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting — April 22, 2015

Larry G. Kirk, Guy W. Mitchell, III, and Alan W. Perry (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of BancorpSouth, Inc. to be held on April 22, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2015 Annual Meeting of Shareholders or any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)